                                                                       EXHIBIT A



                         AGREEMENT AND PLAN OF MERGER



                                 By and Among


                          IRON MOUNTAIN INCORPORATED,

                            IM-3 ACQUISITION CORP.

                                      and

                                HIMSCORP, INC.



                                  dated as of



                              September 17, 1997

                                 TABLE OF CONTENTS

ARTICLE 1.   THE MERGER...................................................................................................  2
     Section 1.1.  The Merger.............................................................................................  2
     Section 1.2.  Action by Stockholders.................................................................................  2
     Section 1.3.  Closing................................................................................................  2
     Section 1.4.  Effective Time.........................................................................................  2
     Section 1.5.  Effect of the Merger...................................................................................  3
     Section 1.6.  Certificate of Incorporation...........................................................................  3
     Section 1.7.  Bylaws.................................................................................................  3
     Section 1.8.  Directors and Officers.................................................................................  3
ARTICLE 2.   CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; PAYMENT OF INDEBTEDNESS..................................  3
     Section 2.1.  Conversion of Securities...............................................................................  3
     Section 2.2.  Exchange of Certificates; Exchange Agent and Exchange Procedures.......................................  5
     Section 2.3.  Stock Transfer Books...................................................................................  7
     Section 2.4.  Dissenting Shares......................................................................................  7
     Section 2.5.  Payment of Indebtedness................................................................................  8
ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................................  8
     Section 3.1.  Organization and Business; Power and Authority; Effect of Transaction..................................  8
     Section 3.2.  Financial and Other Information........................................................................ 10
     Section 3.3.  Changes in Condition................................................................................... 11
     Section 3.4.  Liabilities............................................................................................ 11
     Section 3.5.  Title to Properties; Leases............................................................................ 12
     Section 3.6.  Compliance with Private Authorizations................................................................. 13
     Section 3.7.  Compliance with Governmental Authorizations and Applicable Law......................................... 13
     Section 3.8.  Intangible Assets...................................................................................... 14
     Section 3.9.  Related Transactions................................................................................... 15
     Section 3.10. Insurance.............................................................................................. 15
     Section 3.11. Tax Matters............................................................................................ 15
     Section 3.12. ERISA.................................................................................................. 17
     Section 3.13. Authorized and Outstanding Capital Stock............................................................... 19
     Section 3.14. Employment Arrangements................................................................................ 19
     Section 3.15. Material Agreements.................................................................................... 20
     Section 3.16. Ordinary Course of Business............................................................................ 21
     Section 3.17. Bank Accounts, Etc..................................................................................... 22
     Section 3.18. Adverse Restrictions................................................................................... 23
     Section 3.19. Broker or Finder....................................................................................... 23
     Section 3.20. Environmental Matters.................................................................................. 23
     Section 3.21. Operational Matters.................................................................................... 24
     Section 3.22. Materiality............................................................................................ 25
ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR MERGER SUBSIDIARY.................................... 25
     Section 4.1.  Organization and Qualification; Power and Authority; Effect of Transaction............................. 25
     Section 4.2.  Capitalization of Acquiror and Acquiror Merger Subsidiary.............................................. 26
     Section 4.3.  SEC Filings; Financial Statements...................................................................... 26
     Section 4.4.  Brokers................................................................................................ 27
     Section 4.5.  No Intent to Dispose of Assets, etc.................................................................... 28
ARTICLE 5.   ADDITIONAL COVENANTS......................................................................................... 28
     Section 5.1.  Access to Information; Confidentiality................................................................. 28
     Section 5.2.  Agreement to Cooperate................................................................................. 29

     Section 5.3.  Investment Agreements; Registration Rights Agreement.......................................................  31
     Section 5.4.  No Solicitation............................................................................................  31
     Section 5.5.  Directors' and Officers' Indemnification...................................................................  32
     Section 5.6.  Notification of Certain Matters............................................................................  32
     Section 5.7.  Public Announcements.......................................................................................  32
     Section 5.8.  Obligations of Acquiror....................................................................................  33
     Section 5.9.  Employee Benefits; Severance Policy........................................................................  33
     Section 5.10. Certain Actions Concerning Business Combinations...........................................................  33
     Section 5.11. Tax Treatment..............................................................................................  33
     Section 5.12. Pre-Closing Covenants of the Company and its Subsidiaries..................................................  34
ARTICLE 6.   CLOSING CONDITIONS...............................................................................................  35
     Section 6.1.  Conditions to Obligations of Each Party to Effect the Merger...............................................  36
     Section 6.2.  Conditions to Obligations of Acquiror and Acquiror Merger Subsidiary.......................................  36
     Section 6.3.  Conditions to Obligations of the Company...................................................................  38
ARTICLE 7.   TERMINATION, AMENDMENT AND WAIVER................................................................................  39
     Section 7.1.  Termination................................................................................................  39
     Section 7.2.  Effect of Termination......................................................................................  40
     Section 7.3.  Amendment..................................................................................................  40
     Section 7.4.  Waiver.....................................................................................................  41
     Section 7.5.  Fees, Expenses and Other Payments..........................................................................  41
     Section 7.6.  Effect of Investigation....................................................................................  41
ARTICLE 8.   INDEMNIFICATION; COMPANY INDEBTEDNESS CALCULATION................................................................  41
     Section 8.1.  Survival...................................................................................................  41
     Section 8.2.  Escrow; Indemnification....................................................................................  42
     Section 8.3.  Limitation of Liability; Disposition of Escrow Indemnity Funds.............................................  43
     Section 8.4.  Notice of Claims...........................................................................................  44
     Section 8.5.  Defense of Third Party Claims..............................................................................  45
     Section 8.6.  Company Indebtedness Calculation...........................................................................  45
     Section 8.7.  Exclusive Remedy...........................................................................................  46
     Section 8.8.  Determination of Loss and Expense..........................................................................  46
ARTICLE 9.   GENERAL PROVISIONS...............................................................................................  46
     Section 9.1.  Notices....................................................................................................  46
     Section 9.2.  Headings...................................................................................................  47
     Section 9.3.  Severability...............................................................................................  47
     Section 9.4.  Entire Agreement...........................................................................................  47
     Section 9.5.  Assignment.................................................................................................  48
     Section 9.6.  Parties in Interest........................................................................................  48
     Section 9.7.  Governing Law..............................................................................................  48
     Section 9.8.  Enforcement of the Agreement...............................................................................  48
     Section 9.9.  Counterparts...............................................................................................  49
     Section 9.10. Mutual Drafting............................................................................................  49
ARTICLE 10.  DEFINITIONS......................................................................................................  49

EXHIBITS

     5.3(a)(i)        Form of Investment Agreement
     5.3(a)(ii)       Form of Noncompetition and Nonsolicitation Agreement
     5.3(b)           Form of Joinder to Registration Rights Agreement
     5.11             Form of Representations supporting tax opinions
     6.2(c)           Form of Opinion of Kirkland & Ellis
     6.3(a)           Form of Opinion of Sullivan & Worcester LLP

     8.3    Form of Escrow Agreement

SCHEDULES

     Indebtedness Schedule
     Disclosure Schedule
     Acquiror Disclosure Schedule
     Class A/Class B Calculation Schedule

                         AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER, dated as of September 17, 1997, among Iron Mountain Incorporated, a Delaware corporation ("Acquiror"), IM-3 Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Acquiror ("Acquiror Merger Subsidiary"), and HIMSCORP, Inc., a Delaware corporation (the "Company").

                             W I T N E S S E T H:


     WHEREAS, upon the terms and subject to the conditions of this Agreement (this and other capitalized terms used herein are either defined in Section 10 below or in another Section of this Agreement and, in such case, Article 10 includes a reference to such Section), in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company and Acquiror Merger Subsidiary will carry out a business combination transaction pursuant to which the Company will merge with and into Acquiror Merger Subsidiary (the "Merger") and the stockholders of the Company (the "Stockholders") will convert their holdings into a combination of cash and shares of Common Stock, par value $.01 per share, of Acquiror ("Acquiror Stock");

     WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders and has approved and adopted this Agreement as a tax-free plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has approved this Agreement, the Merger and the Transactions and has recommended approval and adoption of this Agreement, the Merger and the Transactions by the Stockholders;

     WHEREAS, contemporaneously with the execution of this Agreement, the Principal Stockholder has executed and delivered a written consent voting all shares of Company Stock owned by him in favor of adoption of this Agreement and the Merger; and

     WHEREAS, the Board of Directors of Acquiror has unanimously approved and adopted this Agreement, the Merger and the Transactions, and Acquiror has approved and adopted this Agreement, the Merger and the Transactions as the sole stockholder of Acquiror Merger Subsidiary;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                  ARTICLE 1.

                                  THE MERGER


     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL at the Effective Time, the Company shall be merged with and into Acquiror Merger Subsidiary. As a result of the Merger, the separate existence of the Company shall cease and Acquiror Merger Subsidiary shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Section  1.2.  Action by Stockholders.

     (a) The Company, acting through its Board of Directors, shall, in
accordance with and subject to Applicable Law and its Organic Documents:   as
soon as practicable, solicit the written consent from the Stockholders (other than the Principal Stockholder, who has already executed a written consent), for the purpose of adopting and approving this Agreement, the Merger and the Transactions (the "Special Meeting"); include in any materials delivered to the Stockholders in connection with the solicitation of written consents the conclusion and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement, the Merger and the Transactions are in the best interests of the Company and the Stockholders, has approved this Agreement, the Merger and the Transactions and recommends that the Stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the Transactions; and use its best efforts to obtain the necessary approval and adoption of this Agreement, the Merger and the Transactions by the Stockholders.

     (b) Acquiror hereby represents that Acquiror, as sole stockholder of Acquiror Merger Subsidiary, has approved and adopted this Agreement, the Merger and the Transactions. Acquiror shall take all additional actions as sole stockholder of Acquiror Merger Subsidiary necessary to adopt and approve and effectuate the provisions of this Agreement, the Merger and the Transactions.

     Section 1.3. Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1 hereof and the Merger and the Transactions shall have been abandoned, the closing of the Merger (the "Closing") will take place at 10:00 A.M., local time, on the fifth business day (the "Closing Date") after the date on which the last of the conditions set forth in Article 6 is satisfied or waived (other than conditions requiring deliveries at the Closing), at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the Company and Acquiror.

     Section 1.4. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (but subject to Section 1.3 hereof), the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, and by making any related filings required under the DGCL. The Merger shall become effective at such time (but not prior to the Closing Date) as such certificate is duly filed with the Secretary of State of the State of Delaware, or at such later time as is specified in such certificate (the "Effective Time").

     Section 1.5. Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Acquiror Merger Subsidiary, and the Merger shall otherwise have the effects, all as provided under the DGCL.

     Section 1.6. Certificate of Incorporation. From and after the Effective Time, the Certificate of Incorporation of Acquiror Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with Applicable Law, and the name of the Surviving Corporation shall be such name as Acquiror may elect.

     Section 1.7. Bylaws. From and after the Effective Time, the bylaws of Acquiror Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with Applicable Law.

     Section 1.8. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified (or their earlier resignation or removal) in accordance with Applicable Law the directors of Acquiror Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and the officers of Acquiror Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation. Kent P. Dauten shall be appointed or elected as a Class A Director of Acquiror effective as of the Effective Time, to hold office in accordance with the Restated Certificate of Incorporation and By-Laws of Acquiror.

                                  ARTICLE 2.

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES;
                            PAYMENT OF INDEBTEDNESS

     Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror Merger Subsidiary, the Company or the holders of any of the following securities:

     (a) Each share of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Company Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Class A Company Stock to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares of Class A Company Common Stock), shall be converted into the right to receive, subject to Section 5.3(a) hereof and the indemnification provisions of Article 8 hereof, (i) that number equal to the Class A Stock Conversion Number of fully paid and nonassessable shares of Acquiror Stock (the "Class A Stock Merger Consideration") and (ii) cash in an amount equal to the Class A Cash Conversion Number (the "Class A Cash Merger Consideration"), and each share of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Company Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Class B Company Stock to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares of Class B Company Stock), shall be converted into the right to receive, subject to Section 5.3(a) hereof and the indemnification provisions of Article 8 hereof, (i) that number equal to the Class B Stock Conversion Number of fully paid and nonassessable shares of Acquiror Stock (the "Class B Stock Merger Consideration") and (ii) cash in an amount equal to the Class B Cash Conversion Number (the "Class B Cash Merger Consideration"). At the Effective Time, all shares of Company Stock (the "Shares") shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and certificates previously evidencing any such Shares (each, a "Certificate") shall thereafter represent the right to receive, upon the surrender of such Certificate in accordance with the provisions of Section 2.2, but subject to the indemnification provisions of Article 8 hereof, the Stock Merger Consideration and Cash Merger Consideration attributable to the number and class of Shares represented by such Certificate, and a holder of more than one Certificate shall have the right to receive the Stock Merger Consideration and Cash Merger Consideration attributable to the number and class of Shares represented by all such Certificates (the "Exchange Merger Consideration"). The holders of such Certificates previously evidencing such Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Applicable Law. Notwithstanding anything to the contrary herein, the Stock Merger Consideration to be received by any Stockholder prior to the termination of the Escrow Indemnity Period shall be adjusted to give full effect to the indemnification provisions in Article 8 hereof.

     (b) Each Share held in the treasury of the Company and each Share owned by Acquiror or any direct or indirect Subsidiary of Acquiror immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (c) Each share of common stock of Acquiror Merger Subsidiary outstanding immediately prior to the Effective Time shall continue to be outstanding and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (d) In lieu of issuing fractional shares, Acquiror shall convert a holder=s right to receive shares of Acquiror Stock pursuant to Section 2.1(a) into a right to receive the highest whole number of shares of Acquiror Stock constituting the non-cash portion of the Exchange Merger Consideration (after taking into account the shares of Acquiror Stock to be held in escrow pursuant to Article 8 hereof) plus cash equal to the fraction of a share of Acquiror Stock to which the holder would otherwise be entitled multiplied by the Determination Price, and the Exchange Merger Consideration to which a holder is entitled shall be deemed to be such number of shares of Acquiror Stock plus such cash in lieu of fractional shares plus the cash portion of the Exchange Merger Consideration. In addition, upon distribution to Stockholders of any portion of the Escrow Indemnity Funds, Acquiror shall deliver to each such Stockholder the highest whole number of shares of Acquiror Stock to which such Stockholder is entitled plus cash equal to the fraction of a share of Acquiror Stock to which the holder would otherwise be entitled multiplied by the Market Price. For purposes of carrying out the intent of this Section 2.1(d), Acquiror may aggregate Certificates so that fractional shares of Acquiror Stock due in exchange for multiple Certificates may be combined to yield a number of whole shares thereof plus a single fraction.

     Section 2.2. Exchange of Certificates; Exchange Agent and Exchange Procedures.

     (a) As soon as reasonably practicable after the Effective Time (it being understood that Acquiror shall use reasonable best efforts to deposit the Cash Merger Consideration with the Exchange Agent on the Closing Date), Acquiror shall deposit or cause to be deposited with a bank or trust company designated by Acquiror (the "Exchange Agent"), for the benefit of the holders of Shares (other than Dissenting Shares), for exchange in accordance with this Article, through the Exchange Agent, (i) cash (by wire transfer of federal funds pursuant to instructions reasonably satisfactory to the Exchange Agent) in an amount equal to the sum of (a) the Class A Cash Merger Consideration multiplied by the number of all Shares of Class A Company Stock issued and outstanding immediately prior to the Effective Time (other than Shares of Class A Company Stock to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares of Class A Company Stock) (said number of Shares less said Shares to be cancelled and less said Dissenting Shares hereafter to be referred to as the "Net Class A Shares"), and (b) the Class B Cash Merger Consideration multiplied by the number of all Shares of Class B Company Stock issued and outstanding immediately prior to the Effective Time (other than Shares of Class B Company Stock to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares of Class B Company Stock) (said number of Shares less said Shares to be cancelled and less said Dissenting Shares hereafter to be referred to as the "Net Class B Shares"), and (ii) the sum of (a) the Class A Stock Merger Consideration multiplied by the Net Class A Shares, and (b) the Class B Stock Merger Consideration multiplied by the Net Class B Shares, (x) less the number of shares of Acquiror Stock constituting the Escrow Indemnity Funds and (y) plus cash in an amount sufficient to make payment for fractional shares, in exchange for all of the outstanding Shares (collectively, the "Exchange Fund"). Subject to Article 8 hereof, the Exchange Agent shall, pursuant to irrevocable instructions from Acquiror, deliver the Exchange Merger Consideration to be issued pursuant to Section 2.1(a) out of the Exchange Fund to holders of Shares upon transmittal of Certificates for exchange as provided therein and in Section 2.2(b). The Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned by the Exchange Fund shall be for the account of Acquiror.

     (b) As soon as reasonably practicable after the Effective Time, Acquiror will instruct the Exchange Agent to issue (pursuant to instructions from each holder of record reasonably satisfactory to Acquiror and the Exchange Agent, and otherwise by mail to the most recent address of such holder as shown on the Company's books and records) to such holder of a Certificate or Certificates which immediately prior to the Effective Time evidenced outstanding Shares (other than Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror and the Company may reasonably specify) and instructions to effect the surrender of the Certificates in exchange for the Exchange Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Exchange Merger Consideration which such holder has the right to receive, subject to Article 8 hereof, pursuant to Sections 2.1(a) and 2.1(d) hereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Exchange Merger Consideration may be issued and paid in accordance with this Article to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The Exchange Merger Consideration will be delivered by the Exchange Agent promptly following surrender of a Certificate and the related Transmittal Documents, and cash payments for fractional shares and the cash portion of the Exchange Merger Consideration may be made by check (or, pursuant to instructions reasonably satisfactory to the Exchange Agent, by wire transfer). No interest will be payable on the Exchange Merger Consideration regardless of any delay in making payments. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Exchange Merger Consideration, without interest. Notwithstanding the foregoing, any Stockholder may, prior to the Effective Time, request a letter of transmittal from Acquiror, and, if proper delivery of all applicable Transmittal Documents is made to the Exchange Agent prior to the Effective Time, the Exchange Agent shall deliver to the holder thereof by wire transfer of immediately available funds in accordance with instructions contained in such Stockholder's Transmittal Documents as promptly as is practicable after the Exchange Agent's receipt from Acquiror of the Cash Merger Consideration the full amount of Cash Merger Consideration to which such Stockholder is entitled.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as Acquiror reasonably may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Exchange Merger Consideration deliverable in respect thereof as determined in accordance with Sections 2.1(a) and 2.1(d), subject to Article 8 hereof. Acquiror may, in its discretion and as a condition precedent to authorizing the issuance thereof by the Surviving Corporation, require the owner of such lost, stolen or destroyed Certificate to provide a bond or other surety to Acquiror and the Surviving Corporation in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation (and their Affiliates) with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (d) Any portion of the Exchange Fund which remains undistributed to the holders of the Company Stock for ninety (90) days after the Effective Time shall be delivered to Acquiror upon demand by Acquiror, and any holders of Certificates who have not theretofore complied with this Article shall thereafter look only to Acquiror for the Exchange Merger Consideration to which they are entitled pursuant to this Article.

     (e) None of Acquiror, Acquiror Merger Subsidiary, the Company or the Surviving Corporation shall be liable to any holder of Shares for any shares of Acquiror Stock or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Each of Acquiror, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Acquiror, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Acquiror, the Surviving Corporation or the Exchange Agent.

     Section 2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company other than to Acquiror. On or after the Effective Time, any Certificate presented to the Exchange Agent or the Surviving Corporation shall be converted into the Exchange Merger Consideration.

     Section 2.4.  Dissenting Shares.

     (a) Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal for such Shares in accordance with the DGCL, and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such Stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of the DGCL, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their rights to appraisal of such Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Exchange Merger Consideration attributable to such Shares, upon surrender, in the manner provided in Section 2.2, of the Certificate or Certificates that formerly evidenced such Shares.

     (b) The Company shall give Acquiror prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and relating thereto. The Company and Acquiror shall jointly direct all negotiations and proceedings with respect to demands for appraisal under Applicable Law. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     Section 2.5. Payment of Indebtedness. Contemporaneously with the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, pay and satisfy in full by wire transfer of immediately available funds, the unpaid balance (principal and interest) of the Company's and its Subsidiaries' Indebtedness described in the Indebtedness Schedule attached hereto; provided, however, that neither Acquiror nor the Surviving Corporation shall be required to pay in full at the Effective Time (i) the Indebtedness under the subordinated promissory notes due January 2, 2002 issued to former stockholders of JAD Interests, Inc. in connection with its merger into HIMSCORP of San Diego, Inc.,
(ii) any Indebtedness listed on the Indebtedness Schedule in respect of capitalized leases or (iii) any other Indebtedness which the Indebtedness
Schedule indicates is not to be so paid in full.


                                  ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Acquiror and Acquiror Merger Subsidiary as follows:

     Section 3.1. Organization and Business; Power and Authority; Effect of Transaction.

     (a)  The Company:

          (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware,

          (ii) has all requisite power and corporate authority to own or hold under lease its properties and to conduct its business, and, to the Company's knowledge, except as set forth in Section 3.1(a)(ii) to the Disclosure Schedule, has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, and

          (iii) is, to the Company's knowledge, duly qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction (a true and correct list of which is set forth in Section 3.1(a) of the Disclosure Schedule) in which the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure to so qualify or to maintain such authorizations would not have an Adverse Effect.

     (b) The Company has all requisite power and corporate authority and has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Merger and the Transactions, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action (other than that of the Stockholders). This Agreement has been duly executed and delivered by the Company and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, when executed and delivered by the Company or an Affiliate of the Company will constitute, legal, valid and binding obligations of the Company or such Affiliate, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity (the "Enforceability Exceptions"). The affirmative vote or action by written consent of the holders of a majority of the outstanding Shares (which requisite vote has been obtained by the Principal Stockholder's execution and delivery of a written consent on the date hereof) is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve this Agreement, the Merger and the Transactions under Applicable Law and the Company's Organic Documents. The provisions of Section 203 of the DGCL will not apply to this Agreement, the Merger or the Transactions.

     (c) Except as set forth in Section 3.1(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the Company, any Company Subsidiary or the Principal Stockholder:

          (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of the Company or any Company Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of the Company or any Company Subsidiary,

          (ii) will result in or permit the creation or imposition of any Lien upon any property now owned or leased by the Company, any Company Subsidiary or any such other party, or

          (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for the certificate of merger and related filings under the DGCL in connection with the Merger and the Transactions and except pursuant to the HSR Act.

     (d) The Company does not have any Subsidiaries other than those set forth on Section 3.1(d) of the Disclosure Schedule, each of which is directly or indirectly wholly owned, is a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on Section 3.1(d) of the Disclosure Schedule, and is duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown in Section 3.1(d) of the Disclosure Schedule) in which the character of its property or the nature of its business or operations requires such qualification or authorization (except to the extent the failure to so qualify would not, individually or in the aggregate, have an Adverse Effect on the Company), with full power and corporate authority to carry on the business in which it is engaged. To the Company's knowledge, except as set forth in Section 3.1(d) to the Disclosure Schedule, each Company Subsidiary has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business. The Company owns, directly or indirectly through other Company Subsidiaries, all of the outstanding capital stock (as shown on Section 3.1(d) of the Disclosure Schedule) of each Company Subsidiary, free and clear of all Liens (except to the extent set forth in Section 3.1(d) of the Disclosure Schedule), and all such stock has been duly authorized and validly issued and is fully paid and nonassessable and was issued and sold in compliance with the Securities Act, the Exchange Act and applicable state securities laws. Except as set forth in
Section 3.1(d) of the Disclosure Schedule, (i) there is neither outstanding nor has any Company Subsidiary agreed to grant or issue any shares of its capital stock or any Option Security or Convertible Security, and (ii) no Company Subsidiary is a party to and is not bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security.

     Section 3.2.  Financial and Other Information.

     (a) The Company has heretofore furnished to Acquiror copies of the Company's audited consolidated balance sheets as of December 31, 1996 and December 31, 1995, and the related statements of income and cash flows for the fiscal years then ended, and the Company's unaudited consolidated balance sheet as of June 30, 1997, and the related statements of income and cash flows for the six-month period then ended, which copies are attached to the Disclosure Schedule (the "Financial Statements"). The Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein or in Section 3.2(a) of the Disclosure Schedule, and fairly present the financial condition and results of operations of the Company and its Subsidiaries, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements to the absences of footnotes and other presentation items and to normal nonmaterial year-end audit adjustments and accruals.

     (b) To the Company's knowledge, neither the Disclosure Schedule, the Financial Statements, this Agreement nor any Collateral Document furnished or to be furnished by or on behalf of the Company or any of the Stockholders pursuant to this Agreement or any Collateral Document executed or required to be executed by or on behalf of the Company or the Stockholders pursuant hereto or thereto or to consummate the Merger and the Transactions, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in such document by its terms or necessary in order to make the statements contained herein or therein not misleading and, to the Company's knowledge, all such Collateral Documents are true, correct and complete in all material respects.

     (c) The Company does not own any capital stock or equity or other interest in any other Entity or enterprise, however organized and however such interest may be denominated or evidenced, except as set forth in Section 3.1(d) or 3.2(c) of the Disclosure Schedule.

     Section 3.3. Changes in Condition. Since the date of the most recent financial statements forming part of the Financial Statements, except to the extent specifically described in Section 3.3 of the Disclosure Schedule, there has been no Adverse Change in the Company. To the Company's knowledge, there is no Event known to the Company which Adversely Affects, or could reasonably be expected to Adversely Affect, the Company and its Subsidiaries, taken as a whole, or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto except for changes in general economic conditions or the industry in general and to the extent set forth in Section 3.3 of the Disclosure Schedule.

     Section 3.4. Liabilities. At the date of the most recent balance sheet forming part of the Financial Statements, neither the Company nor any Company Subsidiary had any obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other (including, without limitation, any contingent payments or "earnouts" owing under any Acquisition Agreement), except as disclosed in such balance sheet, or the notes thereto, and since such date neither the Company nor any Company Subsidiary has incurred any such obligations or liabilities, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice of the Company and the Company Subsidiaries, which do not and, to the Company's knowledge, will not, in the aggregate Adversely Affect the Company, except to the extent set forth in Section 3.4 of the Disclosure Schedule. Neither the Company nor any Company Subsidiary has Guaranteed or is otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person (other than the Company or a Company Subsidiary), except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the Financial Statements or in Section 3.4 of the Disclosure Schedule.

     Section 3.5.  Title to Properties; Leases.

     (a) The Company and its Subsidiaries do not own any real property. To the Company's knowledge, each of the Company and its Subsidiaries has good leasehold title with respect to all real property it leases. Each of the Company and its Subsidiaries has good indefeasible and merchantable title to all other assets, tangible and intangible, reflected on the most recent balance sheet forming part of the Financial Statements, or (excluding leased real estate) held by the Company or any Company Subsidiary for use in its business if not so reflected, or purported to have been acquired by the Company or any Company Subsidiary since such date, except inventory sold or depleted, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, free and clear of all Liens, except (i) Liens reflected in the Financial Statements, (ii) Liens for current taxes not yet due and payable,
(iii) Liens set forth on Section 3.5(a) of the Disclosure Schedule, (iv) Liens that will be released prior to the Closing Date (and which are listed on Section 3.5(a) of the Disclosure Schedule), (v) Permitted Liens, and (vi) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. Each Lease or other occupancy or other agreement under which the Company or any Company Subsidiary holds real or personal property has been duly authorized, executed and delivered by the Company or a Company Subsidiary, and, to the Company's knowledge, by each of the other parties thereto; each such Lease is a legal, valid and binding obligation of the Company or a Company Subsidiary, and, to the Company's knowledge, of each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). To the Company's knowledge, each of the Company and its Subsidiaries has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any real property or tangible personal property, none of which, to the Company's knowledge, contains any provision which would impair the Company's or a Company Subsidiary's ability to use such property as it is currently used by the Company or a Company Subsidiary, except as described in Section 3.5(a) of the Disclosure Schedule. To the Company's knowledge, (i) all of such Leases are valid and subsisting and in full force and effect and (ii) except as set forth in Section 3.5(a) of the Disclosure Schedule, none of the Company, its Subsidiaries or any other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

     (b) Section 3.5(b) of the Disclosure Schedule contains a true, correct and complete address and general description of all real estate leased by the Company or any Company Subsidiary.

     (c) To the Company's knowledge, except as set forth in Section 3.5(c) of the Disclosure Schedule, all real property leased by the Company or any Company Subsidiary conforms to and complies with, except as in the aggregate would not result in an Adverse Effect on the Company, all applicable title covenants, conditions, restrictions and reservations and all Environmental Laws and all applicable zoning, wetlands, land use and other Applicable Laws.

     Section 3.6. Compliance with Private Authorizations. Section 3.6 of the Disclosure Schedule sets forth, to the Company's knowledge, a true, correct and complete list and description of each Private Authorization which individually is material to the Company and its Subsidiaries, all of which are in full force and effect, except as set forth in Section 3.6 of the Disclosure Schedule. To the Company's knowledge, each of the Company and its Subsidiaries has obtained all Private Authorizations which are necessary for the ownership by the Company or such Company Subsidiary of its properties and the conduct of its business as now conducted or which, if not obtained and maintained, could reasonably be expected to, singly or in the aggregate, Adversely Affect the Company. To the Company's knowledge, except as set forth in Section 3.6 of the Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is in breach or violation of, or is in default in the performance, observance or fulfillment of, any Private Authorization, and (ii) no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Contractual or Private Authorization, except for such defaults, breaches or violations as do not and, to the Company's knowledge, will not in the aggregate have any Adverse Effect on the Company or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions. No material Private Authorization is the subject of any pending or, to the Company's knowledge, threatened attack, revocation or termination.

     Section 3.7.  Compliance with Governmental Authorizations and Applicable
Law.

     (a) Section 3.7(a) of the Disclosure Schedule contains a description of:

          (i) all Legal Actions which are pending in which the Company or any Company Subsidiary is a party, or to which the business, operations or properties of the Company or any Company Subsidiary are subject or, to the Company's knowledge, which are threatened or contemplated against, the Company or any Company Subsidiary or any of their respective business, operations or properties, which in the case of such threatened or contemplated Legal Actions, individually or in the aggregate, if determined against the Company or any Company Subsidiary would reasonably be expected to have an Adverse Effect on the Company; and

          (ii) to the Company's knowledge, each material Governmental Authorization to which the Company or any Company Subsidiary is subject and which relates to the business, operations, properties, prospects, condition (financial or other), or results of operations of the Company and its Subsidiaries, and, except as set forth in Section 3.7(a)(ii) of the Disclosure Schedule, each Governmental Authorization known to the Company to which the Company or any Company Subsidiary is subject and which relates to the business, operations, properties, prospects, condition (financial or other), or results of operations of the Company and its Subsidiaries is in full force and effect.

     (b) To the Company's knowledge, the Company and its Subsidiaries have obtained all Governmental Authorizations which are necessary for the ownership or use of their respective properties and the conduct of their respective business as now conducted by the Company or any Company Subsidiary or which, if not obtained and maintained, could singly or in the aggregate, have any Adverse Effect on the Company. No material Governmental Authorization is the subject of any pending or, to the Company's knowledge, threatened attack, revocation or termination. To the Company's knowledge, (i) neither the Company nor any Company Subsidiary is in material breach or violation of, or in default in the performance, observance or fulfillment of, any Governmental Authorization or any Applicable Law, and (ii) no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as do not and, to the Company's knowledge, will not have in the aggregate any Adverse Effect on the Company.

     (c) The matters, if any, referred to in Section 3.7(a) of the Disclosure Schedule, if adversely determined against the Company or any Company Subsidiary, will not Adversely Affect the Company, except to the extent set forth in the Disclosure Schedule, or the ability of the Company to perform its obligations under this Agreement or any Collateral Documents executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions.

     Section 3.8. Intangible Assets. Section 3.8 of the Disclosure Schedule sets forth a true and accurate description of all Intangible Assets held or used by the Company and its Subsidiaries, including without limitation the nature of the Company's and its Subsidiaries' interest in each and the extent to which the same have been duly registered in the offices as indicated therein. To the Company's knowledge, each of the Company and its Subsidiaries owns or possesses or otherwise has the right to use all Intangible Assets necessary for the conduct of its business, except where the failure to so own, possess or have the right to use would not, insofar as can reasonably be foreseen, individually or in the aggregate, have an Adverse Effect on the Company. To the Company's knowledge, except as set forth in Section 3.8 of the Disclosure Schedule, no authorizations or intangible assets (except the Intangible Assets so set forth) are required for each of the Company and its Subsidiaries to conduct its business. Except as set forth in Section 3.8 of the Disclosure Schedule, the Company possesses all proprietary rights in and to the principal software used in operating and conducting its business and no other Person has any rights therein or with respect thereto.

     Section 3.9. Related Transactions. Section 3.9 of the Disclosure Schedule sets forth a true, correct and complete (in all material respects) description of any Contractual Obligation or transaction, whether now existing or existing during the period covered by the most recent audited Financial Statements, between the Company or any Company Subsidiary and any Affiliate thereof (other than (a) any transaction between the Company and any Company Subsidiary or between Company Subsidiaries and (b) reasonable compensation for services as officers, directors and employees and reimbursement for out-of-pocket expenses reasonably incurred in support of the Company's and its Subsidiaries' business), including without limitation any providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Affiliate.

     Section 3.10.  Insurance.

     (a) Section 3.10(a) of the Disclosure Schedule lists all insurance policies maintained by the Company or any Company Subsidiary and includes the insurers' names, policy numbers, expiration dates, risks insured against, amounts of coverage, the annual premiums, exclusions, deductibles and self-insured retention and describes in reasonable detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Company or any Company Subsidiary or imposed upon the Company or any Company Subsidiary by any such insurers, as well as any self-insurance program that is in effect.

     (b) To the Company's knowledge, except as set forth in Section 3.10(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is in breach or violation of or in default under any such policy, and all premiums due thereon have been paid, and each such policy or a comparable replacement policy will continue to be in force and effect up to and including the Closing Date.

     Section 3.11.  Tax Matters.

     (a) Each of the Company and each Company Subsidiary has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Returns and all other governmental charges and assessments received to date. The Tax Returns of the Company and each Company Subsidiary have been prepared in accordance with all Applicable Laws and generally accepted principles applicable to taxation consistently applied. All Taxes which the Company and each Company Subsidiary are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Neither the Company nor any Company Subsidiary has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or any Company Subsidiary for the fiscal years prior to and including the most recent fiscal year. Adequate provision has been made on the most recent balance sheet forming part of the Financial Statements for all Taxes of any kind, whether disputed or not, and whether past or current, fixed, contingent or absolute, and to the knowledge of the Company there are no transactions or matters or any basis which might or could result in additional Taxes of any nature to the Company or any Company Subsidiary for which an adequate reserve has not been provided on such balance sheet. Neither the Company nor any Company Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code. Each of the Company and each Company Subsidiary has at all times been taxable as a Subchapter C corporation under the Code, except as otherwise set forth in
Section 3.11(a) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary has ever been a member of any consolidated group (other than exclusively with the Company and its Subsidiaries) for Tax purposes, except as set forth in Section 3.11(a) of the Disclosure Schedule.

     (b) Each of the Company and each Company Subsidiary has paid all Taxes which have become due pursuant to its Returns and has paid all installments (to the extent required to avoid material underpayment penalties) of estimated Taxes due and payable.

     (c) From the end of its most recent fiscal year to the date hereof, neither the Company nor any Company Subsidiary has made any payment on account of any Taxes except regular payments required in the ordinary course of business, consistent with prior practice, with respect to current operations or property presently owned.

     (d) The information shown on the Federal income Tax Returns of the Company and its Subsidiaries (true, correct and complete copies of which have been furnished by the Company to Acquiror) is true, correct and complete in all material respects and fairly and accurately reflects the information purported to be shown. Federal and state income Tax Returns of the Company and its Subsidiaries have been examined by the IRS or applicable state Authority through the taxable periods set forth in Section 3.11(d) of the Disclosure Schedule, and neither the Company nor any Company Subsidiary has been notified in writing regarding any pending examination, except as shown in Section 3.11(d) of the Disclosure Schedule.

     (e) Neither the Company nor any Company Subsidiary is a party to any tax sharing agreement or arrangement.

     (f) Neither the Company nor any Company Subsidiary is, and since the date of its incorporation has not been, a "United States real property holding corporation" as defined in Section 897 of the Code.

     Section 3.12.  ERISA.

     (a) Neither the Company nor any Company Subsidiary (which for purposes of this Section 3.12 shall include any ERISA Affiliate with respect to any Plan subject to Title IV of ERISA) contributes to any Plan or sponsor any Plan or Benefit Arrangement or has contributed to or sponsored any Plan or Benefit Arrangement, except as set forth in Section 3.12(a) of the Disclosure Schedule. As to all Plans and Benefit Arrangements listed in Section 3.12(a) of the Disclosure Schedule, and except as disclosed in such Section 3.12(a) of the Disclosure Schedule:

          (i) all such Plans and Benefit Arrangements comply and have been administered in all material respects in form and in operation with all Applicable Laws, all required returns (including without limitation information returns) have been prepared in accordance with all Applicable Laws and have been timely filed with any Authority with respect to any such Plan or Benefit Arrangement, and neither the Company nor any Company Subsidiary has received any outstanding written notice from any Authority questioning or challenging such compliance;

          (ii) all such Plans maintained or previously maintained by the Company or any Company Subsidiary that are or were intended to comply with
     Section 401 of the Code comply and complied in form and in operation with all applicable requirements of such Section, a favorable determination letter has been received from the Internal Revenue Service with respect to each such Plan or the sponsor of the Plan is entitled to rely on a favorable opinion letter issued to the prototype sponsor by the Internal Revenue Service with respect to each such Plan, and no event has occurred which will or could reasonably be expected to give rise to disqualification of any such Plan under such Section or to a tax under Section 511 of the Code;

          (iii) none of the assets of any such Plan are invested in employer securities or employer real property;

          (iv) there are no non-exempt "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Plan and neither the Company nor any of its Subsidiaries has otherwise engaged in any prohibited transaction;

          (v) there have been no acts or omissions by the Company or any Company Subsidiary which have given rise to or could reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which the Company or any Company Subsidiary may be liable;

          (vi) there are no Claims (other than routine claims for benefits) pending or, to the Company's knowledge, threatened involving such Plans or the assets of such Plans, except as set forth on Section 3.12(a)(vi) of the Disclosure Schedule;

          (vii) no such Plan is subject to Title IV of ERISA, or if subject, there have been no "reportable events" (as described in Section 4043 of ERISA) as to which there is any material risk of termination of such Plan, and no steps have been taken to terminate any such Plan;

          (viii) to the extent that the most recent balance sheet forming part of the Financial Statements does not include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the Closing Date, such amounts are set forth in Section 3.12(a)(viii) of the Disclosure Schedule;

          (ix) neither the Company nor any Company Subsidiary nor any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any Company Subsidiary or any of their respective directors, officers or employees to liability under ERISA;

          (x) no such Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently completed fiscal year of such Plan;

          (xi) no material liability to the PBGC has been or is expected by the Company or any Company Subsidiary to be incurred by the Company or any Company Subsidiary with respect to any such Plan, and there has been no event or condition which presents a material risk of termination of any such Plan by the PBGC;

          (xii) except as set forth in Section 3.12(a)(xii) of the Disclosure Schedule (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two (2) years) and pursuant to the provisions of COBRA, which provisions have been complied with in all material respects, neither the Company nor any Company Subsidiary maintains any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of the Company or any of its Subsidiaries;

          (xiii) the Company has made available to Acquiror a copy of the most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Plan (and the most recent actuarial valuation reports for each Plan, if any, that is subject to

     Title IV of ERISA), and all information provided by the Company or any Company Subsidiary to any actuary in connection with the preparation of any such actuarial valuation report was true, correct and complete in all material respects; and

          (xiv) the Company has delivered to Acquiror correct and complete copies of all Plans and Benefit Arrangements and, where applicable, each of the following documents with respect to such plans: (i) any amendments;
     (ii) any related trust documents; (iii) the most recent summary plan descriptions and summaries of material modifications; and (iv) written communications to employees to the extent the substance of the Plans and Benefit Arrangements described therein differ materially from the other documentation furnished under this clause.

     (b) Neither the Company nor any Company Subsidiary is or ever has been a party to any Multiemployer Plan or made contributions to any such plan.

     (c) Each Plan providing medical, dental, and prescription benefits, life insurance, accidental death and dismemberment, and long term disability coverage is fully-insured and not self-insured.

     Section 3.13.  Authorized and Outstanding Capital Stock.

     (a) The authorized and outstanding capital stock of the Company is as set forth in Section 3.13(a) of the Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. The Company has no authorized or outstanding, and the Company has not agreed to grant or issue, Option Securities or Convertible Securities. Except as set forth in Section 3.13(a) of the Disclosure Schedule, (i) there is neither outstanding nor has the Company agreed to grant or issue any shares of its capital stock, and (ii) the Company is not a party to and is not bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock. All of the issued and outstanding Shares were issued and sold in compliance with the Securities Act, the Exchange Act and applicable state securities laws.

     (b) All of the outstanding capital stock of the Company is owned by the Stockholders as set forth in Section 3.13(b) of the Disclosure Schedule, and are in each case, to the Company's knowledge, free and clear of all Liens, except as set forth in Section 3.13(b) of the Disclosure Schedule, and, to the Company's knowledge, except as set forth in Section 3.13(b) of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Stockholder is a party relating to the pledge, disposition or voting of any shares of the Company Stock that are owned by such Stockholder, and there are no voting trusts or voting agreements with respect to such shares.

     Section 3.14.  Employment Arrangements.

     (a) Neither the Company nor any Company Subsidiary has any obligation or liability, contingent or other, under any Employment Arrangement, other than those listed or described in Section 3.14(a) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary is now or during the past four (4) years has been subject to or involved in or, to the Company's knowledge, threatened with any union elections, petitions therefor or other organizational or recruiting activities, except as described in Section 3.14(a) of the Disclosure Schedule. None of the employees of the Company and its Subsidiaries are now, or during the past four (4) years have been, represented by any labor union or other employee collective bargaining organization or are parties to any labor or other collective bargaining agreement, and there are no pending grievances, disputes or controversies with any union or any other employee collective bargaining organization of such employees, or, to the Company's knowledge, threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any union or other such organization. The Company and its Subsidiaries have performed all obligations required to be performed under all Employment Arrangements and are not in material breach or violation of or in default or arrears under any of the terms, provisions or conditions thereof, except as set forth in Section 3.14(a) of the Disclosure Schedule.

     (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, no employee of the Company or any Company Subsidiary will accrue or receive or is entitled to accrue or receive additional benefits, service or accelerated rights to payments of benefits, whether under any Employment Arrangement or otherwise, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of this Agreement, the Merger or the Transactions.

     Section 3.15.  Material Agreements.  To the Company's knowledge, listed on
Section 3.15 of the Disclosure Schedule are all Material Agreements relating to the ownership or operation of the business and property of the Company and its Subsidiaries presently held or used by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party or to which it or any of its property is subject or bound. True, complete and correct copies of each of the Material Agreements have been made available to or furnished by the Company to Acquiror (or materially true, complete and correct descriptions thereof have been set forth in Section 3.15 of the Disclosure Schedule, if any such Material Agreements are oral). To the Company's knowledge, (i) all of the Material Agreements are valid, binding and legally enforceable obligations of the parties thereto (subject to the Enforceability Exceptions), and (ii) the Company or one of its Subsidiaries is validly and lawfully operating its business and owning its property under each of the Material Agreements. To the Company's knowledge, the Company and each Company Subsidiary have duly complied in all material respects with all of the terms and conditions of each Material Agreement and have not done or performed, or failed to do or perform (and there is no pending or, to the knowledge of the Company, threatened Claim that the Company or any Company Subsidiary has not so complied, done and performed or fail to do and perform) any act the effect of which would be to invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of the Company or any Company Subsidiary, under any of the Material Agreements.

     Section 3.16.  Ordinary Course of Business.

     (a) The Company and each Company Subsidiary, from the date of the most recent balance sheet forming part of the Financial Statements to the date hereof, except (i) as may be described on Section 3.16(a) of the Disclosure Schedule, or (ii) as may be reflected in the Financial Statements:

          (i) has operated its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice;

          (ii) has not sold or otherwise disposed of, or contracted to sell or otherwise dispose of, any of its properties or assets, other than in the ordinary course of business;

          (iii) except in each case in the ordinary course of business, consistent with prior practice:

                 (A) has not incurred any obligations or liabilities (fixed, contingent or other);

                 (B) has not entered into any commitments in excess of $35,000 in the aggregate; and

                 (C) has not cancelled any debts or claims in excess of $35,000 in the aggregate;

          (iv) has not made or committed to make any additions to its property or any purchases of machinery or equipment in excess of $35,000 in the aggregate, except in the ordinary course of business, consistent with past practice;

          (v) has not discharged or satisfied any Lien and has not paid any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, consistent with prior practice, and commitments under Leases existing on that date or incurred since that date in the ordinary course of business or repaying or prepaying long-term indebtedness or the current portion thereof;

          (vi) has not created or permitted to be created any Lien on any of its tangible property;

          (vii) except in the ordinary course of business, has not transferred or created, or permitted to be created, any Lien on any Intangible Assets;

          (viii) except in the ordinary course of business, consistent with prior practice, has not increased the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise altered, modified or changed the terms of their employment or engagement;

          (ix) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of material property by any Authority;

          (x) has not waived any rights of material value without fair and adequate consideration;

          (xi) has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate, except for terminations in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof;

          (xii) has not amended or terminated and has kept in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;

          (xiii)  has not amended any provision of its Organic Documents;

          (xiv) has not issued any additional shares of capital stock or any Option Securities or Convertible Securities and has not entered, and will not enter into any agreement to do the same; and

          (xv) has not entered into any other transaction or series of related transactions which individually or in the aggregate is material to the Company, except in the ordinary course of business.

     (b) From the end of its most recent fiscal year to the date hereof, except as set forth in Section 3.16(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has declared, made or paid, or agreed to declare, make or pay, any Distribution (other than a Distribution payable to the Company or a Company Subsidiary).

     Section 3.17. Bank Accounts, Etc. Section 3.17 of the Disclosure Schedule contains a true and correct and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which the Company or any Company Subsidiary has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding powers of attorney from the Company or any Company

Subsidiary and a summary statement as to the terms thereof.

     Section 3.18. Adverse Restrictions. To the Company's knowledge, neither it nor any Company Subsidiary is a party to or subject to, nor is any of its property subject to, any Applicable Law, Governmental Authorization, Contractual Obligation, Employment Arrangement, Material Agreement or Private Authorization, or any other obligation or restriction of any kind or character, or any aggregation thereof, which impairs in any material respect the ability of the Company and its Subsidiaries, taken as a whole, to conduct their respective businesses as it is currently being conducted or which could, to the Company's knowledge, reasonably be expected to have any Adverse Effect on the Company, except as set forth in Section 3.18 of the Disclosure Schedule.

     Section 3.19. Broker or Finder. Except as set forth in Section 3.19 of the Disclosure Schedule, no Person assisted in or brought about the negotiation of this Agreement, the Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of the Company or the Principal Stockholder.

     Section 3.20.  Environmental Matters.

     (a) Except as set forth in Section 3.20(a) of the Disclosure Schedule:

          (i) to the Company's knowledge, it and each Company Subsidiary is, and at all times since its organization has been, in compliance in all material respects with all Environmental Laws and has not been notified that it is potentially liable, has not received any request for information or other correspondence concerning any site or facility, and, to the knowledge of the Company, is not a "potentially responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

          (ii) neither the Company nor any Company Subsidiary has entered into or received any consent decree, compliance order, or administrative order relating to Environmental Law;

          (iii) neither the Company nor any Company Subsidiary is a party in interest or in default under any judgment, order, writ, injunction or decree of any final order relating to Environmental Law;

          (iv) to the Company's knowledge, the Company and each Company Subsidiary (1) have obtained all material Governmental Authorizations and Private Authorizations (including without limitation all Environmental Permits) and made all material Governmental Filings which are required to be filed by the Company for the ownership of its property, facilities and assets and the operation of its businesses under all Environmental Laws,
     (2) are, and at all times since its organization have been, in material compliance with the terms and conditions of all such required Governmental and Private Authorizations, and (3) are not the subject of or threatened with any Legal Action involving a demand for damages or other potential liability with respect to violations or breaches of any Environmental Requirement; and

          (v) neither the Company nor any Company Subsidiary has assumed or agreed to any obligation under any of their respective Leases to clean up any Hazardous Materials which exists on such property other than as a result of the Company's or a Company Subsidiary's operating and occupying such property.

     (b)  Except as set forth in Section 3.20(b) of the Disclosure Schedule:

          (i) neither the Company nor any Company Subsidiary has disposed, released, buried or placed Hazardous Materials on, and, to the Company's knowledge, no other disposal, release, burial or placement of Hazardous Materials has occurred on, any property or facility leased, operated or occupied by the Company or any Company Subsidiary during the period that such facilities and properties were leased, operated or occupied by it or, to the knowledge of the Company, at any other time;

          (ii) to the knowledge of the Company, there has been no disposal, release, burial or placement of Hazardous Materials on any property which could reasonably be expected to result or has resulted in contamination of or beneath any properties or facilities leased, operated or occupied by the Company or any Company Subsidiary; and

          (iii) no written notice has been received by the Company or any Company Subsidiary and to the Company's knowledge no Lien has arisen on its properties or facilities under Environmental Law.

     (c) Neither the Company nor any Company Subsidiary has installed, used or otherwise operated any above-ground or underground fuel storage tanks on property leased, operated or occupied by it and, to the Company's knowledge, no above-ground or underground fuel storage tanks exist on property leased, operated or occupied by it.

     (d) Section 3.20(d) of the Disclosure Schedule sets forth all site assessments, audits or other investigations that have been conducted by or on behalf of the Company or any Company Subsidiary as to environmental matters at any property leased, operated or occupied by the Company or any Company Subsidiary.

     Section 3.21. Operational Matters. With respect to the Company and its Subsidiaries, except as set forth in Section 3.21 of the Disclosure Schedule:

     (a) customers are invoiced for special projects, such as purges, special destructions, de-boxing and re-filing programs, only with respect to completed work; and

     (b) approximately seventy-five percent of their customers are party to a customer contract which limits the Company's liability in the event of loss, damage or destruction to (i) replacement value of media or (ii) a nominal dollar value per storage unit.

     Section 3.22.  Materiality.

          The matters and items excluded from the representations and warranties set forth in this Article by operation of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, are not and could not reasonably be expected to be Adverse to the Company.


                                  ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR
                        AND ACQUIROR MERGER SUBSIDIARY

     Acquiror and Acquiror Merger Subsidiary, jointly and severally, represent, warrant and covenant to, and agree with, the Company as follows:

     Section 4.1. Organization and Qualification; Power and Authority; Effect of Transaction.

     (a) Each of Acquiror and Acquiror Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each of Acquiror and Acquiror Merger Subsidiary is duly qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure to so qualify or to maintain such authorizations would not have an Adverse Effect.

     (b) Each of Acquiror and Acquiror Merger Subsidiary has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto and to consummate the Merger and the Transactions; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by each of Acquiror and Acquiror Merger Subsidiary and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto when executed and delivered by it will constitute, legal, valid and binding obligations of Acquiror and Acquiror Merger Subsidiary, respectively, enforceable in accordance with their respective terms (subject to the Enforceability Exceptions).

     (c) Neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by each of Acquiror and Acquiror Merger Subsidiary:

          (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Acquiror or Acquiror Merger Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of Acquiror or Acquiror Merger Subsidiary, or

          (ii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for the certificate of merger and related filings under the DGCL in connection with the Merger and the Transactions and as applicable state securities laws may apply to compliance by Acquiror with the provisions of this Agreement relating to the Acquiror Stock to be issued and except pursuant to the HSR Act.

     Section 4.2. Capitalization of Acquiror and Acquiror Merger Subsidiary. As of the date hereof, the authorized and outstanding capital stock of each of Acquiror and Acquiror Merger Subsidiary is as set forth in Section 4.2 of the Acquiror Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. Between the date hereof and the Closing, except as contemplated by this Agreement, Acquiror Merger Subsidiary will not issue or sell or purchase or agree to issue or sell or purchase any capital stock, convertible securities, options, warrants, purchase rights, subscription rights or similar rights. All shares of common stock of Acquiror Merger Subsidiary held by Acquiror have been duly authorized and validly issued to Acquiror and are fully paid and non-assessable and are not subject to any preemptive or similar rights. As of the date hereof, except for this Agreement, Acquiror Merger Subsidiary does not have any outstanding or authorized convertible securities, options, warrants, purchase rights, subscription rights or similar rights. When issued to the Stockholders in connection with the Merger, the Acquiror Stock will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive or similar rights.

     Section 4.3.  SEC Filings; Financial Statements.

     (a) Acquiror has filed all forms, reports and documents required to be filed by it with the SEC since January 30, 1996, and has heretofore made available to the Company, in the form filed with the SEC (including any exhibits thereto), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (iii) its Current Report on Form 8-K dated June 12, 1997 related to the acquisition of Safesite Records Management Corporation, as amended by its Current Report on Form 8-K/A dated August 26, 1997; (iv) its proxy statement relating to its 1997 meeting of stockholders; and (v) all other forms, reports and registration statements filed by it with the SEC since August 14, 1997 (the forms, reports and other documents referred to in clauses (i) through (v) above being referred to herein collectively as the "Acquiror SEC Reports"). The Acquiror SEC Reports and any forms, reports and other documents filed by the Acquiror with the SEC after the date of this Agreement through the Closing Date,
(x) complied with or will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and have been, or will be, filed on a timely basis. Acquiror has previously furnished to the Company a true, correct and complete copy of any amendments or modifications (i) that have been made to any document filed as an exhibit to the Acquiror SEC Reports and (ii) that have not yet been, but are required to be, filed with the SEC.

     (b) Acquiror's financial statements, including in each case the notes thereto, contained in the Acquiror SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, and fairly present the financial condition and results of operations of Acquiror and its Subsidiaries, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to the absence of footnotes and other presentation items and to normal nonmaterial year-end audit adjustments and accruals.

     (c) Since the date of Acquiror's most recent report to the SEC (Form 10-Q for the quarter ended June 30, 1997), there has been no Adverse Change in Acquiror. To Acquiror's knowledge, there is no Event known to Acquiror which Adversely Affects, or could reasonably be expected to Adversely Affect, Acquiror or the ability of Acquiror to perform any of the obligations set forth in this Agreement, or any Collateral Document executed or required to be executed pursuant hereto or thereto, except for changes in general economic conditions or the industry in general.

     Section 4.4. Brokers. No Person assisted in or brought about the negotiation of this Agreement, the Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of Acquiror or Acquiror Merger Subsidiary.

     Section 4.5. No Intent to Dispose of Assets, etc. Neither Acquiror nor Acquiror Merger Subsidiary has, and as of the Closing Date, will have, a present plan or intention to dispose of the Company, whether by sale of stock, sale of assets, merger, consolidation, liquidation, redemption, or otherwise, except as permitted under Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code.

                                 ARTICLE 5.

                             ADDITIONAL COVENANTS


     Section 5.1.  Access to Information; Confidentiality.

     (a) The Company shall afford to Acquiror and its Representatives full access during normal business hours throughout the period prior to the Effective Time to all of the Company's (and its Subsidiaries') properties, books, contracts, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon request (i) to the extent not provided for pursuant to the preceding clause, all financial records, ledgers, workpapers and other sources of financial information possessed or controlled by the Company, any Company Subsidiary or the Company's accountants reasonably deemed by Acquiror or its Representatives necessary or useful for the purpose of performing an audit of the Company and its Subsidiaries and certifying financial statements and financial information, and (ii) such other information concerning any of the foregoing as Acquiror shall reasonably request. In addition, each Party shall furnish promptly upon request a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of any Applicable Law (including without limitation federal or state securities laws) or filed by it or any of its Subsidiaries with any Authority in connection with the Transactions or which may have a material effect on their respective businesses, operations, properties, prospects, personnel, condition, (financial or other), or results of operations. The Company and Acquiror acknowledge that they have heretofore executed confidentiality agreements, dated April 14, 1997 and July 16, 1997 (the "Confidentiality Agreements"), which separately and as incorporated herein shall remain in full force and effect after and notwithstanding the execution and delivery of this Agreement, and that information obtained from the Company by Acquiror or its Representatives or by the Company or its Representatives from Acquiror, pursuant to this Section 5.1(a), the Confidentiality Agreements or otherwise, shall be subject to the provisions of the Confidentiality Agreements.

     (b) Subject to the terms and conditions the Confidentiality Agreements, Acquiror and the Company may disclose such information as may be necessary in connection with seeking all Governmental and Private Authorizations or that is required by Applicable Law to be disclosed. In the event that this Agreement is terminated in accordance with its terms, Acquiror and the Company shall each promptly redeliver all non-public written material provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger and the Transactions and shall not retain any copies, extracts or other reproductions in whole or in part of such written material other than one copy thereof which shall be delivered to independent counsel for such party.

     (c) No investigation pursuant to this Section 5.1 shall affect any representation or warranty in this Agreement of any Party hereto or any condition to the obligations of the Parties hereto.

     Section 5.2.  Agreement to Cooperate.

     (a) Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the Merger and make effective the Transactions, including using its reasonable best efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger and the Transactions by all such applicable Authorities, each of which must be obtained or become final in order to satisfy the condition applicable to it set forth in Section 6.1(d), (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings under federal or state securities laws or the HSR Act and any other submissions requested by the SEC, the Federal Trade Commission or the Department of Justice) and (iv) to lift any injunction or other legal bar to the Merger and the Transactions (and, in such case, to proceed with the Merger and the Transactions as expeditiously as possible), subject, however, to the requisite vote of the Stockholders. Each of the Parties recognizes that the consummation of the Merger and the Transactions is subject to the preacquisition notification requirements of the HSR Act. Each agrees that, to the extent required by Applicable Law to consummate the Merger, it will file with the Antitrust Division of the Department of Justice and the Federal Trade Commission a Notification and Report Form in a manner so as to constitute substantial compliance with the notification requirements of HSR. Each covenants and agrees to use its reasonable best efforts to achieve the prompt termination or expiration of any waiting period or any extension thereof under the HSR Act. Notwithstanding anything to the contrary contained in this Agreement, in connection with or as a condition to receiving the consent or approval of any Authority or otherwise, Acquiror shall not be required to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of it or any of its Subsidiaries (including, without limitation, the Surviving Corporation after consummation of the Merger).

     (b) The Company will use its reasonable best efforts on or prior to the Closing Date to obtain the satisfaction of the conditions specified in Sections
6.1 and 6.2. Each of Acquiror and Acquiror Merger Subsidiary will use its reasonable best efforts on or prior to the Closing Date to obtain the satisfaction of the conditions applicable to it specified in Sections 6.1 and 6.3.

     (c) The Company shall take such steps as are necessary and appropriate to obtain, and shall promptly obtain, satisfaction and discharge of all Liens set forth in Section 3.5(a) of the Disclosure Schedule in favor of First Source Financial LLP, subject to satisfaction of Acquiror's obligations in Section 2.5 hereof.

     (d) The Parties shall cooperate with one another in the preparation, execution and filing of all Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes or any Plan, Benefit Arrangement or Employment Arrangement, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

     (e) The Company (i) shall supply consolidated financial statements for the Company (and any and all documents and consents related thereto) which comply with Regulation S-X under the Securities Act and the applicable published rules and regulations thereunder for inclusion in any registration statement or other public filing of Acquiror under the Securities Act and the Exchange Act, and any other offering circular or document used by Acquiror in any other offering, whether public or private, and (ii) shall use its best efforts to cause the Company's independent accountants to cooperate with Acquiror in connection with the foregoing (including, without limitation, using best efforts to cause such independent accountants to deliver so-called "comfort letters," written consents and representation letters relating to the foregoing); provided, however, that Acquiror shall reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with its compliance with this Section 5.2(e) (which reimbursement obligation will survive termination of this Agreement pursuant to
Section 7.1 (other than a termination pursuant to Section 7.1(d)(ii)(B)(I) for the Company's breach of this Section 5.2(e) and other than a termination pursuant to Section 7.1(d)(ii)(B)(II))); provided further that such reimbursement obligation shall not extend to any services that would ordinarily be provided by such accountants to the Company and its Subsidiaries. Without limiting the generality of the foregoing, the Company agrees that it will (i) consent to the use of such audited financial statements in any such registration statement, document or circular and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as the Company's and Acquiror's independent accountants may reasonably request under the circumstances.

     (f) Without intending to limit the generality of the covenants set forth in Section 5.12, the Company agrees that it shall not without the prior written consent of Acquiror, which consent shall not unreasonably be withheld or delayed, (i) enter into, agree to or otherwise become bound by any new leases of real property or amend or exercise any option to extend any existing lease of real property or (ii) hire any new employee whose annual compensation exceeds $50,000. In addition, the Company shall confer on a regular and frequent basis with Acquiror with respect to operational matters of the Company.

Section 5.3.  Investment Agreements; Registration Rights Agreement.

     (a) Prior to the Closing Date, the Company shall deliver to Acquiror (i) investment agreements, substantially in the form attached hereto as Exhibit 5.3(a)(i) (each an "Investment Agreement"), executed by each Stockholder, and
(ii) noncompetition and nonsolicitation agreements, substantially in the form attached hereto as Exhibit 5.3(a)(ii) (each a "Noncompetition and Nonsolicitation Agreement"), executed by those individuals listed in Section 5.3(a)(ii) of the Disclosure Schedule, and Acquiror shall countersign each such Investment Agreement and Noncompetition and Nonsolicitation Agreement on or prior to the Closing Date. Notwithstanding anything to the contrary herein, it shall be a condition to a Stockholder's right to receive shares of Acquiror Stock pursuant to the Merger that such Stockholder shall have executed and delivered to Acquiror an Investment Agreement. In the event a Stockholder does not so execute and deliver an Investment Agreement, such Stockholder shall not be entitled to receive any Stock Merger Consideration and shall receive, in lieu thereof, cash in an amount equal to the product of (a) the shares of Acquiror Stock such Stockholder would have been entitled to and (b) the Determination Price.

     (b) Acquiror agrees that it will provide the Principal Stockholder the opportunity to execute a Joinder to Registration Rights Agreement substantially in the form of Exhibit 5.3(b) hereto pursuant to which the Principal shall become party to that certain Amended and Restated Registration Rights Agreement dated as of June 12, 1997 (the "Registration Rights Agreement") with respect to shares of Acquiror Stock to be issued to the Principal Stockholder pursuant to
Section 2.1(a) hereof.

     Section 5.4. No Solicitation. The Company shall not, nor shall it permit any Subsidiary, or any of the Company's or any Company Subsidiary's Representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to an Other Transaction, engage in any discussions or negotiations concerning, or provide to any other person any information or data relating to, it or any Company Subsidiary for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Other Transaction, or agree to or endorse any Other Transaction; provided, however, that nothing contained in this Section shall prohibit the Company or its Board of Directors from making any disclosure to Stockholders that, in the reasonable judgment of its Board of Directors in accordance with, and based upon the written advice of, outside counsel, is required under Applicable Law. The Company shall promptly advise Acquiror of, and communicate the material terms of, any proposal it may receive, or any inquiries it receives which may reasonably be expected to lead to such a proposal relating to an Other Transaction, and the identity of the Person making it. The Company shall further advise Acquiror of the status and changes in the material terms of any such proposal or inquiry (or any amendment to any of them). During the term of this Agreement, the Company shall not enter into any agreement oral or written, and whether or not legally binding, with any Person that provides for, or in any way facilitates, an Other Transaction, or affects any other obligation of the Company under this Agreement.

     Section 5.5. Directors' and Officers' Indemnification. From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries against all Claims or amounts that, with the approval of the Surviving Corporation as to settlements only, are paid in settlement of or otherwise in connection with any Claim based in whole or in part on the fact that such Person is or was a director or officer of the Company or any Company Subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Merger and the Transactions), in each case to the fullest extent currently provided under the Company's or such Subsidiary's Organic Documents (but only to the extent permitted under the DGCL), and shall pay any expenses in advance of the final disposition of any such action or proceeding to each such Person to the fullest extent permitted under the DGCL, upon receipt from the Person to whom expenses are advanced of an undertaking to repay such advances to the extent required under the DGCL. Acquiror hereby guarantees the performance by the Surviving Corporation of all of its obligations in this Section 5.5 and the payment of all sums which would be due hereunder from the Surviving Corporation.

     Section 5.6. Notification of Certain Matters. Each party shall give prompt notice to the other of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause in any material respect (i) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate, or (ii) any change to be made in the Disclosure Schedule or the Acquiror Disclosure Schedule, as the case may be, or
(iii) any failure of the Company or Acquiror, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     Section 5.7. Public Announcements. Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company acknowledges and agrees that Acquiror may, without the prior consent of the Company, issue such press releases or make such public statements as may be required by Applicable Law, in which case, to the extent practicable, Acquiror will consult with, and exercise in good faith, all reasonable business efforts to agree with the Company regarding the nature, extent and form of such press release or public statement, and, in any event, with prior notice to the Company.

     Section 5.8. Obligations of Acquiror. Acquiror agrees to take all action necessary to cause Acquiror Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement. Acquiror shall be liable as provided herein for any breach of any representation, warranty, covenant or agreement of Acquiror Merger Subsidiary and for any breach of this covenant.

     Section 5.9.  Employee Benefits; Severance Policy.

     (a) Provided that it complies in all material respects with Applicable Law and the terms of any Employment Arrangements identified in Section 5.9(a) of the Disclosure Schedule, the Surviving Corporation may, in its sole discretion, substitute employee compensation, benefit and severance programs for those of the Company and any Company Subsidiaries as are comparable with the programs provided from time to time to Acquiror's employees and the employees of Acquiror's Subsidiaries. Subject to the preceding sentence, the Surviving Corporation shall have no obligation to continue the existence of any Plan or Benefit Arrangement maintained by the Company or any Company Subsidiary.

     (b) At least one (1) day prior to the Closing Date, the Company (including for purposes of this Section 5.9(b) any Company Subsidiary) shall take all actions necessary to terminate each Plan maintained by the Company that complies or is intended to comply with Section 401 of the Code (each a "Qualified Plan"). If a Qualified Plan is terminated in accordance with this Section 5.9(b), benefit accruals, including contributions of salary reduction contributions, if any, shall cease. The Company agrees to take no action to merge any of its Qualified Plans, transfer the assets of any of its Qualified Plans, or terminate any of its Qualified Plans, except as otherwise provided in this Section 5.9(b), following the execution of this Agreement without the consent of Acquiror.

     Section 5.10. Certain Actions Concerning Business Combinations. The Company will not apply, and will not take any action resulting in the application of, or otherwise elect to apply, the provisions of applicable state takeover laws, if any, with respect to or as a result of the Merger or the Transactions.

     Section 5.11. Tax Treatment. Each of Acquiror, Acquiror Merger Subsidiary and the Company shall use its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(i) and 6.3(d). Without limiting the foregoing, Acquiror covenants that it will not dispose of the Company, whether by sale of stock, sale of assets, merger, consolidation, liquidation, redemption, or otherwise, for a period of one year after the Closing Date, except as permitted under Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code, or unless it first shall have received an opinion of counsel from Sullivan & Worcester LLP or another law firm of national standing that is reasonably acceptable to the Stockholders and Acquiror, addressed to Acquiror and the

Stockholders, that the proposed disposition will not affect the tax-free nature of the Merger. Acquiror, Acquiror Merger Subsidiary and the Company shall each provide to both Sullivan & Worcester LLP and Kirkland & Ellis representations substantially in the form attached as Exhibit 5.11 hereto to facilitate the provision of the tax opinions described in Sections 6.2(i) and 6.3(d).

     Section 5.12. Pre-Closing Covenants of the Company and its Subsidiaries. Between the date hereof and the Closing Date, the Company and its Subsidiaries (except (i) as may be described on Section 5.12 of the Disclosure Schedule, (ii) as may be required or expressly contemplated by the terms of this Agreement, or
(iii) as may be consented to by Acquiror, which consent shall not be unreasonably withheld or delayed):

          (i) will operate its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice;

          (ii) will not sell or otherwise dispose of or contract to sell or otherwise dispose of any of its properties or assets, other than in the ordinary course of business;

          (iii) except in each case in the ordinary course of business, consistent with prior practice:

               (A) will not voluntarily incur any obligations or liabilities (fixed, contingent or other);

               (B) will not enter into any commitments in excess of $35,000 in the aggregate; and

               (C) will not cancel any debts or claims in excess of $35,000 in the aggregate; and

          (iv) will not make or commit to make, any additions to its property or any purchases of machinery or equipment in excess of $35,000 in the aggregate except in the ordinary course of business, consistent with past practice;

          (v) will not discharge or satisfy any Lien and will not pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, consistent with prior practice, and commitments under Leases existing on the date hereof or incurred since such date in the ordinary course of business or repaying or prepaying long-term indebtedness or the current portion thereof; provided, however, that in no event shall the Company or any of its Subsidiaries prepay notes issued to any Person or Persons from which any Company Subsidiary acquired its business except to the extent expressly required by the terms thereof;

          (vi) will not create or permit to be created any Lien on any of its tangible property;

          (vii) except in the ordinary course of business, will not transfer or create, or permit to be created, any Lien on any Intangible Assets;

          (viii) except in the ordinary course of business, consistent with prior practice, will not increase the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

          (ix) will not waive any rights of material value without fair and adequate consideration;

          (x) will not enter into, amend or terminate any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate, except for terminations in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof;

          (xi) will not amend or terminate, and has kept and will keep in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;

          (xii)  will not amend any provision of its Organic Documents;

          (xiii) will not issue, sell or purchase any additional shares of capital stock or any Option Securities or Convertible Securities and will not enter into any agreement to do the same;

          (xiv) will not amend, consolidate or terminate any of its Plans or Benefit Arrangements or take any actions in furtherance of the foregoing and will not make any loans under any 401(k) plans; and

          (xv) will not enter into any other transaction or series of related transactions which individually or in the aggregate is material to the Company, except in the ordinary course of business.

                                  ARTICLE 6.

                              CLOSING CONDITIONS

     Section 6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

     (a) This Agreement, the Merger and the Transactions shall have been approved and adopted in accordance with the DGCL by the affirmative vote, or to the extent permitted by Applicable Law, by written consent, of the Stockholders holding at least the minimum number of shares of the Company Stock then issued and outstanding as are required by Applicable Law and the Company's Organic Documents for such approval and adoption;

     (b) As of the Closing Date, no Legal Action shall be pending before or threatened in writing by any Authority seeking to restrain, prohibit, make illegal or delay materially, or seeking material damages from the Party seeking to invoke this Section 6.1(b) and, in case Acquiror is seeking to invoke this
Section 6.1(b), the Company, or to impose any Adverse conditions in connection with the consummation of the Merger and the Transactions which might, in the reasonable business judgment of Acquiror, have an Adverse Effect on Acquiror and its Subsidiaries taken as a whole assuming consummation of the Merger;

     (c) Other than the filing of the certificate of merger in accordance with the DGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, submissions, registrations, notices or declarations required to be made, by Acquiror or Acquiror Merger Subsidiary and the Company prior to the consummation of the Merger and the Transactions shall have been obtained from, and made with, all required Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not, in the reasonable judgment of Acquiror, assuming consummation of the Merger, have an Adverse Effect on the Company; and

     (d) The filing and waiting period requirements under the HSR Act relating to the consummation of the Merger shall have been complied with.

     Section 6.2. Conditions to Obligations of Acquiror and Acquiror Merger Subsidiary. The obligations of Acquiror and Acquiror Merger Subsidiary to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

     (a) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to Acquiror and its counsel, and Acquiror and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers;

     (b) The representations and warranties of the Company contained in this Agreement or in any Collateral Document shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct in all material respects as of such date on the Closing Date; each and all of the covenants, agreements and conditions to be performed or satisfied by the Company or the Principal Stockholder hereunder or under the Stockholders' Agreement at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and the Company shall have furnished Acquiror with such certificates and other documents evidencing the truth of such representations and warranties and the performance of such covenants, agreements or conditions as Acquiror shall have reasonably requested;

     (c) The Company shall have furnished Acquiror and, at Acquiror's request, any bank or other financial institution providing credit to Acquiror in order for Acquiror to consummate the Merger, with favorable opinions dated the Closing Date of Kirkland & Ellis, counsel for the Company, in the form attached hereto as Exhibit 6.2(c);

     (d) Each Stockholder of the Company receiving shares of Acquiror Stock shall have executed and delivered an Investment Agreement in the form of Exhibit
5.3 hereto, and each individual listed in Section 5.3(a)(ii) of the Disclosure Schedule shall have executed and delivered a Noncompetition and Nonsolicitation Agreement in the form of Exhibit 5.3(a)(ii) hereto;

     (e) The Company shall have obtained (i) consents to the assignment and continuation of (A) all Material Agreements listed on Section 3.1(c) of the Disclosure Schedule, subject, to the extent applicable, to satisfaction of Acquiror's obligations in Section 2.5 hereof, and (B) as to any Material Agreement not identified on Section 3.1(c) of the Disclosure Schedule, any such Material Agreement which, in the reasonable judgment of Acquiror, requires such consents, and (ii) satisfaction and discharge of all Liens set forth in Section 3.5(a) of the Disclosure Schedule in favor of First Source Financial LLP, subject to satisfaction of Acquiror's obligations in Section 2.5 hereof;

     (f) As of the Closing Date, there shall not have occurred and be continuing any Adverse Change affecting the Company from the condition thereof (financial and other) reflected in the Financial Statements;

     (g) Each of the officers and directors of the Company and each of its Subsidiaries and each trustee under each Plan shall have submitted his or her unqualified written resignation, dated as of the Closing Date, from all such positions held with the Company and each of its Subsidiaries and as a trustee for each such Plan;

     (h) Except for those Contractual Obligations which Section 3.9 of the Disclosure Schedule specifically indicates will not be satisfied and discharged prior to the Closing Date, and except for such Contractual Obligations as to which Acquiror has notified the Company that it wants to retain, which notice shall be delivered not less than twenty (20) days prior to Closing and which Contractual Obligations shall be effective as of the Effective Time, all Contractual Obligations set forth in Section 3.9 of the Disclosure Schedule shall have been satisfied and discharged as of the Closing Date;

     (i) Acquiror shall have received a favorable opinion, dated the Closing Date, of Sullivan & Worcester LLP, its special tax counsel, to the effect that this Agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to Acquiror; and

     (j) Acquiror, the Company, the Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Escrow Indemnity Funds described therein shall have been delivered to the Escrow Agent.

     Section 6.3. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part to the extent permitted by Applicable Law:

     (a) Acquiror shall have furnished the Company and the Principal Stockholder with the favorable opinion, dated the Closing Date, of Sullivan & Worcester LLP, counsel to Acquiror, in the form attached hereto as Exhibit 6.3(a);

     (b) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to the Company and its counsel, and the Company and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers;

     (c) The representations and warranties of each of Acquiror and Acquiror Merger Subsidiary contained in this Agreement or in any Collateral Document shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct in all material respects as of such date on the Closing Date; each and all of the covenants, agreements and conditions to be performed or satisfied by each of Acquiror and Acquiror Merger Subsidiary hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and each of Acquiror and Acquiror Merger Subsidiary shall have furnished the Company with such certificates and other documents evidencing the truth of such representations and warranties and the performance of such covenants, agreements or conditions as the Company shall have requested;

     (d) The Company shall have received a favorable opinion, dated the Closing Date, of Kirkland & Ellis, its special tax counsel, to the effect that this Agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to the Stockholders; and

     (e) The Escrow Agreement shall have been executed and delivered by Acquiror and the escrow agent and Acquiror shall have executed and delivered the Joinder to Registration Rights Agreement in the form of Exhibit 5.3(b).

                                  ARTICLE 7.

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the Transactions by the Stockholders:

     (a)  by mutual consent of Acquiror and the Company;

     (b) by either Acquiror or the Company if any permanent injunction, decree or judgment by any Authority preventing the consummation of the Merger shall have become final and nonappealable;

     (c) by the Company in the event (i) the Company is not in breach of this Agreement and none of its representations and warranties shall have become and continue to be untrue in any material respect, unless such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, and (ii) either (A) Acquiror or Acquiror Merger Subsidiary is in breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any material respect, unless, in either case such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, or (B) the Merger and the Transaction have not been consummated by the Termination Date;

     (d)  by Acquiror:

          (i) if the Merger and the Transactions fail to receive the approval required by Applicable Law, by vote (or to the extent permitted by Applicable Law, by consent) of the Stockholders;

          (ii) in the event (A) neither Acquiror nor Acquiror Merger Subsidiary is in breach of this Agreement and none of their representations or warranties shall have become and continue to be untrue in any material respect, unless such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, and (B) either (I) the Company is in breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any material respect, unless, in either case, such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, (II) the Company's independent accountants shall have failed to deliver written consents (or any "comfort letters", representation letters or other documents customarily requested by underwriters in connection with an underwritten offering of securities or by initial purchasers in connection with a private placement of securities) relating to the Company's provision, pursuant to and in accordance with Section 5.2(e), of consolidated financial statements for the Company in connection with any registration statement or other public filing of Acquiror under the Securities Act and the Exchange Act, or any other offering circular or document used by Acquiror in any other offering, whether public or private, (III) the Merger and the Transactions have not been consummated prior to the Termination Date, or (IV) the Principal Stockholder is in breach of the Stockholder Agreement or any of his representations or warranties shall have become and continue to be untrue in any material respect, unless, in either case, such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date; or

          (iii) if (A) the Board of Directors of the Company shall (I) withdraw, modify or change its recommendation so that it is not in favor of this Agreement, the Merger or the Transactions, or shall have resolved to do any of the foregoing, or (II) have recommended or resolved to recommend to the Stockholders any Other Transaction, or (B) the Company shall have entered into or agreed to enter into any Other Transaction.

     Section 7.2. Effect of Termination. Except as provided in Sections 5.1, 5.7, 7.2 and 7.5 and in the provisos in the first sentence of Section 5.2(e), in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability on the part of any Party, or any of their respective officers or directors, to the other and all rights and obligations of any Party shall cease; provided, however, that such termination shall not relieve any Party from liability for the knowing and willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or impair the right of the Company, on the one hand, and Acquiror and Acquiror Merger Subsidiary, on the other hand, to compel specific performance of the other party of its or their obligations under this Agreement which survive termination.

     Section 7.3. Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of the respective Boards of Directors thereof at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the Stockholders, no amendment, which under Applicable Law may not be made without the approval of the Stockholders, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

     Section 7.4. Waiver. At any time prior to the Effective Time, except to the extent Applicable Law does not permit, either Acquiror and Acquiror Merger Subsidiary or the Company may extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the terms and conditions of Section 7.1, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an agreement in writing signed by the Party or Parties to be bound thereby.

     Section 7.5. Fees, Expenses and Other Payments. All costs and expenses incurred in connection with this Agreement, the Merger and the Transactions, and compliance with Applicable Law and Contractual Obligations as a consequence hereof and thereof, including, without limitation, filing fees under the HSR Act, fees and disbursements of counsel, financial advisors and accountants, incurred by the Parties shall be borne solely and entirely by the Party which has incurred such costs and expenses (with respect to such Party, its "Expenses"); provided, however, that Acquiror shall reimburse the Principal Stockholder for the filing fee payable in connection with his filing of a Notification and Report Form under the HSR Act (if such a filing is required) in connection with his acquisition of shares of Acquiror Stock pursuant to the Merger. Without limiting the generality of the foregoing, the Company agrees to pay its and its Subsidiaries' Expenses in full prior to the Effective Time, it being the understanding of the Parties that none of Acquiror, the Surviving Corporation or Acquiror Merger Subsidiary shall become liable for any of the Company's Expenses by virtue of the Merger.

     Section 7.6. Effect of Investigation. The right of any Party to terminate this Agreement pursuant to Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, or any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.

                                  ARTICLE 8.

               INDEMNIFICATION; COMPANY INDEBTEDNESS CALCULATION

      Section 8.1. Survival. The representations, warranties, covenants and agreements of the Company contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing and shall remain operative and in full force and effect for a period of one (1) year after the Closing Date (the "Escrow Indemnity Period"), regardless of any investigation or statement as to the results thereof made by or on behalf of any Party. No claim for indemnification may be asserted after the expiration of the Escrow Indemnity Period. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which is the subject of a Claim which is asserted in writing prior to the expiration of the Escrow Indemnity Period shall survive with respect to such Claim or any dispute with respect thereto until the final resolution thereof.

     Section 8.2. Escrow; Indemnification. The Parties hereto agree, and by adopting and approving this Agreement and the Merger, the Stockholders shall agree, that the Escrow Indemnity Funds will be withheld from the Exchange Merger Consideration and held in escrow in accordance with the terms of this Article 8 and the Escrow Agreement in order to provide a fund to indemnify Acquiror and hold Acquiror harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys', accountants', and experts' fees and expenses including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, "Loss and Expense"), suffered, directly or indirectly, by Acquiror by reason of, or arising out of:

     (a) any breach of representation or warranty made by the Company pursuant to this Agreement or any Closing Certificate or any failure by the Company to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Closing Certificate;

     (b) any Legal Action or other Claim by any third party relating to the Company to the extent such Legal Action or other Claim has resulted in a breach of representation or warranty by the Company pursuant to this Agreement or any Collateral Document;

     (c) the Indebtedness, if any, of the Company and its Subsidiaries as of the Effective Time exceeding the Company Indebtedness Calculation;

     (d)  the amount of the Houston Earnout exceeding $300,000; or

     (e) any Legal Action or other Claim by any individual relating to or arising out of (i) the terms, conditions or circumstances of such individual's employment (including as a part-time employee or consultant) by the Company or any Company Subsidiary prior to the Closing or (ii) the repurchase of Company Stock in connection with the termination of such individual's employment by the Company or any Company Subsidiary prior to the Closing.

     The Company hereby appoints, and by adopting and approving this Agreement and the Merger, the Stockholders shall appoint, Kent P. Dauten (the "Agent", with full and unqualified power to delegate to one or more persons the authority granted to him hereunder) to act as his, her or its agent and attorney-in-fact, with full power of substitution, to take all actions called for by this Article 8 and the Escrow Agreement on his, her or its behalf, in accordance with the terms of this Article 8 and the Escrow Agreement.

     Section 8.3.  Limitation of Liability; Disposition of Escrow Indemnity
Funds.

     (a) Notwithstanding the provisions of Section 8.2, after the Closing, except as set forth in the following sentence, Acquiror's rights to indemnification shall be subject to the following limitations: (i) Acquiror shall be entitled to recover its Loss and Expense in respect of any Claim only if the Loss and Expense for all Claims exceeds, in the aggregate, $150,000 (and then only to the extent in excess of such $150,000) and (ii) in no event shall the aggregate amount to be paid to Acquiror exceed the lesser of (x) the Escrow Indemnity Funds and (y) shares of Acquiror Stock having an aggregate Market Value (valued for such purpose at the Market Price at which such shares are valued for purpose of the distribution from the Escrow Indemnity Funds) of Two Million Five Hundred Thousand Dollars ($2,500,000). The limitations in clause
(i) of the first sentence of this Section 8.3(a) shall not apply to Claims in respect of a breach by the Company of its representations and warranties in
Section 3.12 of this Agreement or its obligations under Section 5.9(b) or 7.5 of this Agreement or to Claims pursuant to Section 8.2(c) or (d) or clause (ii) of
Section 8.2(e) of this Agreement.

     (b) Anything in this Agreement, including without limitation the provisions of Sections 8.2 or 8.3(a), to the contrary notwithstanding, the exclusive recourse of Acquiror with respect to Claims brought after the Effective Time arising out of the transactions contemplated by this Agreement shall be the Escrow Indemnity Funds. On or before the Closing Date, Acquiror, the Company and the Agent shall execute and deliver an escrow agreement substantially in the form attached hereto as Exhibit 8.3 (the "Escrow Agreement"). Any Claims of Acquiror for indemnification to be satisfied out of the Escrow Indemnity Funds shall be made in accordance with the terms of the Escrow Agreement (it being hereby understood that for purposes of determining the number of shares of Acquiror Stock necessary to satisfy such Claim, the Market Price of the Acquiror Stock calculated in accordance with the terms of the Escrow Agreement shall be used). At the Effective Time, a certificate registered in the name of Kent P. Dauten, as Agent, representing the Escrow Indemnity Funds shall be withheld from the Merger Consideration hereunder and shall be deposited with the Escrow Agent. In accordance with the terms of the Escrow Agreement, each Stockholder shall be entitled to receive all ordinary cash dividends paid in respect of his or her Proportionate Share of Acquiror Stock that would otherwise be registered in his or her name but for such shares being a part of the Escrow Indemnity Funds and to vote and to give consents, waivers and ratifications in respect of his or her Proportionate Share of Acquiror Stock which is part of the Escrow Indemnity Funds. In connection with any such vote or consent, the Agent and Acquiror, at Acquiror's expense, shall cause to be delivered to such Stockholder such information (including, without limitation, any proxy statement and cards). The Agent shall vote the shares of Acquiror Stock forming part of the Escrow Indemnity Funds in accordance with the directions of the Stockholders. In order to take such vote, the Agent shall tabulate the votes it receives from the Stockholders and inform Acquiror in writing of the aggregate percent of all votes received for, against and in abstention with respect to each matter voted upon. Acquiror shall then convert such percent to number based on the then-existing Escrow Indemnity Funds, rounded in each case down to the nearest whole number.

     (c) In the event there are no Unresolved Claims (as defined in the Escrow Agreement), as soon as reasonably practicable and in any event not later than the fifth day after the expiration of the Escrow Indemnity Period, or the next business day thereafter if such fifth day is not a business day, the Escrow Indemnity Funds then remaining shall be distributed to the Stockholders (or their nominee or transferee, as set forth in the Transmittal Documents in respect of the Exchange Merger Consideration) entitled thereto in accordance with their Proportionate Share (provided that cash in lieu of fractional shares will be distributed in accordance with Section 2.1(d) hereof). In the event one or more Unresolved Claims with respect to the Escrow Indemnity Funds, if any, shall exist upon the expiration of the Escrow Indemnity Period, shares of Acquiror Stock, rounded to the nearest whole share, having a Market Price equal to the sum of (i) the aggregate amount of such Unresolved Claims and (ii) the amount reasonably estimated by Acquiror to cover the fees, expense and other costs (including reasonable counsel fees and expenses) which will be required to resolve such Unresolved Claims shall be retained as part of the Escrow Indemnity Funds and the balance thereof, if any, shall be distributed to the Persons entitled thereto. Upon the resolution of all such Claims and the payment of all such fees, expenses and costs out of the Escrow Indemnity Funds, the balance of the shares of Acquiror Stock, if any, shall be distributed to the Persons entitled thereto. Acquiror agrees to pursue with reasonable diligence the resolution of any Unresolved Claims existing after the expiration of the Escrow Indemnity Period (but the failure to so pursue such resolution shall not affect Acquiror's ability to recover its Losses and Expenses from the Escrow Indemnity Funds, except to the extent such failure prejudices the Agent's ability to defend against such Unresolved Claims).

     Section 8.4. Notice of Claims. If Acquiror believes that it has suffered or incurred any Loss and Expense, it shall notify the Agent promptly in writing, and in any event within the applicable time period specified in Section 8.1, describing such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any Legal Action is instituted by a third party with respect to which Acquiror intends to claim any liability or expense as Loss and Expense under this Article, Acquiror shall promptly notify the Agent of such Legal Action, but the failure to so notify the Agent shall not affect Acquiror's ability to recover its Losses and Expenses from the Escrow Indemnity Funds under this Article, except to the extent such failure to notify prejudices the Agent's ability to defend against such Claim. With respect to Losses and Expenses for which recovery could be made under any insurance policies held prior to the Closing by the Company or any Company Subsidiary or pursuant to indemnification obligations of a third party in favor of the Company or any Company Subsidiary under any Acquisition Agreements, Acquiror undertakes to use commercially reasonable efforts to pursue in good faith recovery under such insurance policies or from such third-party indemnitors prior to Acquiror's recovery from the Escrow Indemnity Funds in respect of a Claim for indemnification with respect to such matters under this Agreement;

provided, however, that Acquiror shall be entitled to indemnification hereunder for any costs, fees and expenses incurred by Acquiror in pursuing recovery under such insurance policies or from such third-party indemnitors; and provided, further, that any representation, warranty, covenant or agreement which is the subject of a claim for insurance or for third-party indemnification which is asserted prior to the expiration of the Escrow Indemnity Period shall survive (together with Acquiror's right to indemnification in the immediately preceding proviso) for purposes of a Claim hereunder with respect thereto until the final resolution thereof. Acquiror agrees that, subject to the provisos in the immediately preceding sentence, amounts actually received by Acquiror under the insurance policies or from the third-party indemnitors described in the preceding sentence shall not constitute Losses and Expenses for which Acquiror is entitled to indemnification hereunder.

     Section 8.5. Defense of Third Party Claims. The Agent shall have the right to conduct and control, through counsel of his own choosing, reasonably acceptable to Acquiror, any third party Legal Action or other Claim (unless the amount claimed under such Legal Action or other Claim exceeds the Escrow Indemnity Funds, in which case Acquiror shall retain the right to control such Legal Action or other Claim), but Acquiror may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if the Agent shall fail to defend any such Legal Action or other Claim, then Acquiror may defend, through counsel of its own choosing, such Legal Action or other Claim, and (so long as it gives the Stockholders at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the Stockholders to then undertake the defense thereof, except as set forth above) settle such Legal Action or other Claim, and to recover out of the Escrow Indemnity Funds the amount of such settlement or of any judgment and the costs and expenses of such defense. The Agent shall not compromise or settle any such Legal Action or other Claim without the prior written consent of Acquiror. All reasonable costs and expenses defending any such third party Legal Action or other Claim, including the amount of any settlement or of any judgment, shall be paid out of the Escrow Indemnity Funds.

     Section 8.6. Company Indebtedness Calculation. Five business days prior to the Closing Date, the Company shall prepare and deliver to Acquiror a schedule showing the Company's best estimate of its Indebtedness as of the Effective Time (the "Company Indebtedness Calculation"). If Acquiror disagrees with such estimate, Representatives of the Company and Acquiror shall meet to discuss such estimate, and the Company Indebtedness Calculation shall be revised, to the extent agreed, to reflect such discussions. In addition, at the Closing, the Company shall deliver to Acquiror a letter from First Source Financial LLP certifying to Acquiror the entire unpaid balance (principal and interest) of the Company Subsidiaries' Indebtedness to First Source Financial LLP, together with all fees, expenses and other amounts (including so-called "breakage" amounts) due in connection with the prepayment in full of such Indebtedness and the termination of the commitments with respect thereto at the Closing, such that the payment thereof at that time would terminate that Indebtedness. To the extent any amounts in such letter shall not have previously been reflected in the Company Indebtedness Calculation, the Company Indebtedness Calculation shall be revised to include such amounts.

     Section 8.7. Exclusive Remedy. Except as otherwise provided in this Article, the indemnification provided in this Article shall be the sole and exclusive post-Closing remedy available to Acquiror against the Stockholders for any Claim under this Agreement.

     Section 8.8. Determination of Loss and Expense. Any amounts paid to Acquiror under Section 8.2 shall be treated as an adjustment to the Exchange Merger Consideration. Any Loss and Expense that the Stockholders are required to indemnify Acquiror against pursuant to Section 8.2 shall be adjusted to take into account the present value of any Tax and insurance benefits realized or reasonably expected to be realized by Acquiror as a result of incurring such Loss and Expense (present value being determined using a discount rate equal to 7% per annum), taking into account the relevant effective Tax rates applicable to Acquiror and the Tax attributes of Acquiror.


                                 ARTICLE 9.

                              GENERAL PROVISIONS

     Section 9.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:


     (a)  If to Acquiror or Acquiror Merger Subsidiary:

          Iron Mountain Incorporated
          745 Atlantic Avenue, 10th Floor
          Boston, MA  02110
          Attention:  Chief Executive Officer
          Telecopier No.:  (617) 357-9031

          with a copy to:

          Sullivan & Worcester LLP
          One Post Office Square
          Boston, MA  02109
          Attention:  William J. Curry, Esq.
          Telecopier No.:  (617) 338-2880

     (b)  If to the Company or the Agent:

          Kent P. Dauten
          Keystone Capital, Inc.
          520 Lake Cook Road, Suite 450
          Deerfield, IL  60015
          Telecopier No.:  (847) 236-9529

          with a copy to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, IL  60601
          Attention:  Edward T. Swan
          Telecopier No.: (312) 861-2200

     Section 9.2. Headings. The headings contained in this Agreement are for purposes of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.3. Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to Affect Materially and Adversely either party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

     Section 9.4. Entire Agreement. This Agreement (together with the Confidentiality Agreements, the Disclosure Schedule, the Acquiror Disclosure Schedule and the other Collateral Documents delivered in connection herewith) constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreements), between the Parties, or any of them, with respect to the subject matter hereof.

     Section 9.5. Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, provided that Acquiror may cause a wholly owned Subsidiary of Acquiror to be substituted for Acquiror Merger Subsidiary as the party to the Merger and may, in addition, assign the other rights, but not its obligations, including, without limitation, its obligation to pay the Merger Consideration, under this Agreement to such Subsidiary.

     Section 9.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 9.7. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of The Commonwealth of Massachusetts applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent that the provisions of the DGCL apply to the Merger. Anything in this Agreement to the contrary notwithstanding, including without limitation the provisions of Article 8, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action (it being understood that the Escrow Indemnity Funds shall be the sole source of funds used to reimburse the legal fees and expenses of Acquiror if Acquiror is the prevailing party).

     Section 9.8. Enforcement of the Agreement. Each Party recognizes and agrees that each other Party's remedy at law for any breach of the provisions of this Agreement would be inadequate and agrees that, subject to the exclusivity of the indemnification remedy after Closing as provided in Section 8.7, for breach of such provisions, such Party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting a Party from pursuing any other remedies available to such Party as provided in this Agreement for any breach or threatened breach hereof or failure to take or refrain from any action as required hereunder to consummate the Merger and carry out the Transactions.

     Section 9.9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 9.10. Mutual Drafting. This Agreement is the result of the joint efforts of Acquiror and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.

                                  ARTICLE 10.

                                  DEFINITIONS

     As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in the Disclosure Schedule, the Acquiror Disclosure Schedule and each Collateral Document, notice, certificate, communication, opinion or other document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

     Acquiror shall have the meaning given to it in the Preamble.

     Acquiror Disclosure Schedule shall mean the disclosure schedule dated as of the date of this Agreement delivered by Acquiror to the Company.

     Acquiror Merger Subsidiary shall have the meaning given to it in the Preamble.

     Acquiror SEC Reports shall have the meaning given to it in Section 4.3(a).

     Acquiror Stock shall have the meaning given to it in the Preamble.

     Acquisition Agreement shall mean each stock purchase agreement, merger agreement, asset purchase agreement or similar acquisition agreement pursuant to which the stock or assets of the Company Subsidiaries were acquired from third parties by the Company or the Company Subsidiaries, respectively.

     Adverse, Adversely, when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean, with respect to the Company or Acquiror, as the case may be, any Event which could reasonably be expected to (a) adversely affect the validity or enforceability of this Agreement or any Collateral Document or the likelihood of consummation of the Merger, (b) adversely affect in any material respect the business, operations, management, properties or the condition, (financial or other), or results of operation (including without limitation, earnings before interest, taxes, depreciation and amortization) of the Company and its Subsidiaries, taken as a whole, or Acquiror and its Subsidiaries, taken as a whole, as the case may be (it being understood that a reduction in the market value of Acquiror Stock shall not, in and of itself, constitute or be deemed to reflect an Adverse Change), (c) impair the Company's or Acquiror's, as the case may be, ability to fulfill its obligations under the terms of this Agreement or any Collateral Document, or (d) adversely affect in any material respect the aggregate rights and remedies of Acquiror under this Agreement or any Collateral Document.

     Affiliate, Affiliated shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and (f) when used with respect to an individual, shall include any member of such individual=s immediate family or a family trust.

     Agent shall have the meaning given to it in Section 8.2.

     Agreement shall mean this Agreement as originally in effect, including unless the context otherwise specifically requires, all schedules and exhibits hereto, as the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

     Applicable Law shall mean any Law of any Authority, whether domestic or foreign, including without limitation the DGCL, all federal and state securities laws, the Code, ERISA and Environmental Laws, to or by which a Person or it or any of its business or operations is subject or any of its property or assets is bound.

     Authority shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

     Benefit Arrangement shall mean any material benefit arrangement that is not a Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers= compensation benefits,
(iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance pay, salary continuation for disability, or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, (v) any stock option or equity compensation plan, (vi) any deferred compensation plan, (vii) any compensation policy or practice, (viii) any educational assistance arrangements or policies and (ix) any change of control arrangements or policies.

     Cash Amount shall mean the product of (i) the difference between (a) the Total Consideration less (b) the Company Indebtedness Calculation, and (ii) 40%.

     Cash Merger Consideration shall mean the Class A Cash Merger Consideration and/or the Class B Cash Merger Consideration, as the context requires.

     Certificate shall have the meaning given to it in Section 2.1(a).

     Claims shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

     Class A Cash Amount shall mean that portion of the Cash Amount attributable to the Class A Company Stock as determined in accordance with the attached Class A/Class B Calculation Schedule.

     Class A Cash Conversion Number shall mean the quotient obtained by dividing
(i) the Class A Cash Amount by (ii) the number of shares of Class A Company Stock issued and outstanding immediately prior to the Merger (except shares subject to Section 2.1(b)).

     Class A Cash Merger Consideration shall have the meaning given to it in
Section 2.1(a).

     Class A Common Stock Amount shall mean that portion of the Common Stock Amount attributable to the Class A Company Stock as determined in accordance with that attached Class A/Class B Calculation Schedule.

     Class A Company Stock shall have the meaning given to it in Section 2.1(a).

     Class A Merger Consideration shall mean the Class A Stock Merger Consideration and the Class A Cash Merger Consideration.

     Class A Stock Conversion Number shall mean the quotient obtained by dividing (i) the Class A Common Stock Amount by (ii) the number of shares of Class A Company Stock issued and outstanding immediately prior to the Merger (except shares subject to Section 2.1(b)).

     Class A Stock Merger Consideration shall have the meaning given to it in
Section 2.1(a).

     Class B Cash Amount shall mean that portion of the Cash Amount attributable to the Class B Company Stock as determined in accordance with that attached Class A/Class B Calculation Schedule.

     Class B Cash Conversion Number shall mean the quotient obtained by dividing
(i) the Class B Cash Amount by (ii) the number of shares of Class B Company Stock issued and outstanding immediately prior to the Merger (except shares subject to Section 2.1(b)).

     Class B Cash Merger Consideration shall have the meaning given to it in
Section 2.1(a).

     Class B Common Stock Amount shall mean that portion of the Common Stock Amount attributable to the Class B Company Stock as determined in accordance with that attached Class A/Class B Calculation Schedule.

     Class B Company Stock shall have the meaning given to it in Section 2.1(a).

     Class B Merger Consideration shall mean the Class B Stock Merger Consideration and the Class B Cash Merger Consideration.

     Class B Stock Conversion Number shall mean the quotient obtained by dividing (i) the Class B Common Stock Amount by (ii) the number of shares of Class B Company Stock issued and outstanding immediately prior to the Merger (except shares subject to Section 2.1(b)).

     Class B Stock Merger Consideration shall have the meaning given to it in
Section 2.1(a).

     Closing shall have the meaning given to it in Section 1.3.

     Closing Certificate shall mean any certificate delivered by the Company to Acquiror pursuant to Article 6.

     Closing Date shall have the meaning given to it in Section 1.3.

     COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

     Code shall have the meaning given to it in the Preamble.

     Collateral Document shall mean any agreement, instrument, certificate, opinion or schedule by a Party or a Stockholder pursuant to this Agreement.

     Common Stock Amount shall mean the quotient obtained by dividing (a) the product of (i) the difference of the (A) the Total Consideration less (B) the Company Indebtedness Calculation and (ii) 60% by (b) the Determination Price.

     Company shall have the meaning given to it in the Preamble.

     Company Indebtedness Calculation shall have the meaning given to it in
Section 8.6.

     the Company's knowledge (including the terms "known to the Company" and "to the knowledge of the Company") means the knowledge, information or belief of either of Kent P. Dauten or Scott L. Gwilliam; and that each such Person, after reasonable investigation (which shall include, without limitation, inquiries of Gary Severseike and the general manager of each site but, due to the Parties' desire and need for secrecy, shall not include inquiries of any other employee), shall have reason to believe and shall believe that the subject representation or warranty is true and accurate as stated.

     Company Stock shall mean the Class A Company Stock and the Class B Company Stock collectively.

     Company Subsidiary shall mean any Subsidiary of the Company.

     Confidentiality Agreements shall have the meaning given to it in Section 5.1(a).

     Contract, Contractual Obligation shall mean any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation which is outstanding or existing under any instrument, contract, lease or other contractual undertaking to which the obligee is a party or by which it or any of its business is subject or property or assets is bound.

     control (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

     Convertible Securities shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for Shares or other shares of capital stock of the Company or any Company Subsidiary, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

     Determination Price shall mean $31.11.

     DGCL shall have the meaning given to it in the Preamble.

     Disclosure Schedule shall mean the disclosure schedule dated as of the date of this Agreement delivered by the Company to Acquiror.

     Dissenting Shares shall have the meaning given to it in Section 2.4(a).

     Distribution shall mean, with respect to the Company or any of its
Subsidiaries: (a) the declaration or payment of any dividend (except dividends payable in Company Stock) on or in respect of any shares of any class of capital stock of the Company or of any Company Subsidiary owned by a Person other than the Company or a Company Subsidiary, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of the Company or of any Company Subsidiary owned by a Person other than the Company or of any Company Subsidiary, and (c) any other distribution on or in respect of any shares of any class of capital stock of the Company owned by a Person other than the Company.

     Effective Time shall have the meaning given to it in Section 1.4.

     Employment Arrangement shall mean, with respect to any Person, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty
(30) days without liability, penalty or payment of any kind by such Person or any Affiliate (other than any such liability, penalty or payment of general application to all such Person's employees)), providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA.

     Encumber shall mean to suffer, accept, agree to or permit the imposition of any Lien.

     Enforceability Exceptions shall have the meaning set forth in Section
3.1(b).

     Entity shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

     Environmental Law shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment or occupational health and safety, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other pollutants, contaminants, chemicals, noises, odors or industrial, toxic or hazardous substances, materials or wastes, whether as matter or energy, into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes.

     Environmental Permit shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     ERISA Affiliate shall mean any Person that is or has ever been treated as a single employer with the Company or any Company Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

     Escrow Agreement shall have the meaning given to it in Section 8.3(b).

     Escrow Indemnity Funds shall mean shares of Acquiror Stock in an amount equal to the quotient obtained by dividing (a) Three Million Five Hundred Thousand Dollars ($3,500,000) by (b) the Determination Price.

     Escrow Indemnity Period shall have the meaning given to it in Section 8.1.

     Event shall mean the occurrence or existence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

     Exchange Act shall mean the Securities Exchange Act of 1934, and the rules and regulations of the Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     Exchange Agent shall have the meaning given to it in Section 2.2(a).

     Exchange Fund shall have the meaning given to it in Section 2.2(a).

     Exchange Merger Consideration shall have the meaning given to it in Section 2.1(a).

     Expenses shall have the meaning set forth in Section 7.5(a).

     Financial Statements shall have the meaning given to it in Section 3.2(a).

     GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

     Governmental Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities.

     Governmental Filings shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

     Guaranty or Guaranteed shall mean any agreement, undertaking or arrangement by which the Company or any Company Subsidiary guarantees, endorses or otherwise becomes or is liable, directly or indirectly, contingently or otherwise, upon any indebtedness of any other Person including without limitation the payment of amounts drawn down by beneficiaries of letters of credit (other than by endorsements of negotiable instruments for deposit or collection in the ordinary course of business). The amount of the obligor's obligation under any Guaranty shall be deemed to be the outstanding amount (or maximum permitted amount, if larger) of the indebtedness directly or indirectly guaranteed thereby (subject to any limitation set forth therein).

     Hazardous Materials shall mean any substance (in whatever state of matter):
(a) the presence of which requires investigation or remediation under any Environmental Law; (b) that is defined as a "hazardous waste", "hazardous material" or "hazardous substance" under any Environmental Law; (c) that is toxic, explosive, corrosive, pollutive, contaminating, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Authority; (d) that contains or consists of petroleum or petroleum products, PCBs, asbestos, or urea formaldehyde foam insulation.

     Houston Earnout shall mean the so-called "earnout" payment to be paid to the former sole stockholder of C.N.S. Records Management, Inc. on March 31, 1998 pursuant to the terms of the Acquisition Agreement relating to HIMSCORP of Houston, Inc.

     HSR Act shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     Indebtedness shall mean, with respect to the Company and its Subsidiaries, the sum of (a) all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the Company's consolidated balance sheet as liabilities in respect of borrowed money, notes or similar instruments, obligations under leases which should be capitalized on the consolidated balance sheet of the Company or the deferred purchase price of property, and all guarantees, endorsements and other contingent obligations in respect of Indebtedness of others (it being understood that obligations of the Company and its Subsidiaries in respect of trade payables, payroll and benefits and other similar liabilities incurred in the ordinary course of business and not otherwise included in the definition of Indebtedness shall not be included in the definition of Indebtedness), (b) the aggregate full amount of all contingent payments or "earnouts" the Company or a Company Subsidiary may be required to pay under the Acquisition Agreements and (c) accrued interest to the Closing Date in respect of Indebtedness and all fees, expenses and other amounts (including so-called "breakage" amounts) due in connection with the prepayment in full of such Indebtedness which will be prepaid at Closing.

     Indebtedness Schedule shall mean the schedule of Indebtedness to be prepared by the Company and attached hereto pursuant to Section 2.5 hereof.

     Intangible Assets shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means.

     Investment Agreement shall have the meaning given to it in Section 5.3(a).

     Law shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ or any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation; including, in each such case or instance, any interpretation, directive, guideline or request, whether or not having the force of law including, in all cases, without limitation any particular section, part or provision thereof.

     Lease shall mean any lease of property, whether real, personal or mixed, and all amendments thereto.

     Legal Action shall mean any litigation or legal or other actions, arbitrations, counterclaims, proceedings, requests for material information by or pursuant to the order of any Authority, or suits, at law or in arbitration, equity or admiralty commenced by any Person, whether or not purported to be brought on behalf of a party hereto affecting such party or any of such party's business, property or assets.

     Lien shall mean any of the following: mortgage; lien (statutory or other); preference, priority or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, variance, reservation or limitation, right of way, zoning restriction, building or use restriction, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

     Loss and Expense shall have the meaning given to it in Section 8.2.

     Market Price shall have the meaning given to such term in the Escrow Agreement.

     Material or materiality for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

     Material Agreement or Material Commitment shall mean, with respect to the Company and its Subsidiaries, any Contractual Obligation (a) which (i) involves the purchase, sale or lease of goods or materials or performance of services aggregating more than Thirty-five Thousand Dollars ($35,000), (ii) extends for more than three (3) months, or (iii) is not terminable on thirty (30) days or less notice without penalty or other payment, (b) which involves indebtedness for money borrowed in excess of One Hundred Fifty Thousand Dollars ($150,000) or
(c) which is or otherwise constitutes a written agency, dealer, license, distributorship, sales representative or similar written agreement.

     Merger shall have the meaning given to it in the Preamble.

     Merger Consideration shall mean the Class A Merger Consideration and the Class B

Merger Consideration.

     Multiemployer Plan shall mean a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA.

     Net Class A Shares and Net Class B Shares shall have the respective meanings given to such terms in Section 2.2(a).

     Noncompetition and Nonsolicitation Agreement shall have the meaning given to it in Section 5.3(a).

     Option Securities shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock of the Company or any Company Subsidiary or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

     Organic Document shall mean the Company's Certificate of Incorporation, its by-laws and all stockholder agreements, voting trusts and similar arrangements applicable to any of its capital stock, each as in effect from time to time.

     Other Transaction shall mean a transaction or series of related transactions (other than the Merger) resulting in (a) any change in control of the Company, (b) any merger or consolidation of the Company or any of its Subsidiaries, regardless of whether the Company or such Subsidiary is the surviving Entity, (c) any tender offer or exchange offer for, or any acquisition of, any securities of the Company or any of its Subsidiaries, (d) any sale or other disposition of assets of the Company or any of its Subsidiaries not otherwise permitted under Sections 3.16 or 5.12 hereof, or (e) so long as this Agreement remains in effect, any issue or sale, or any agreement to issue or sell, any capital stock, Convertible Securities or Option Securities of the Company (other than the issuance of shares in accordance with the terms of Option Securities outstanding on the date hereof).

     Party shall mean a signatory to this Agreement.

     PBGC shall mean the Pension Benefit Guaranty Corporation and any Entity succeeding to any or all of its functions under ERISA.

     Permitted Liens shall mean any of the following Liens: (i) building and zoning ordinances and by-laws of any applicable Authority applicable to the Property; (ii) taxes assessed or to be assessed on the Property for the then current year to the extent the same are not yet due or payable; and (iii) rights, easements and restrictions of record, provided the same do not materially interfere with the current occupancy and use of the Property by the

Company.

     Person shall mean any natural individual or any Entity.

     Plan shall mean, with respect to the Company or any of its Subsidiaries and at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA.

     Principal Stockholder shall mean Kent P. Dauten.

     Private Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to patents, trademarks, service marks, trade names, copyrights, computer software programs, technology and know-how, but not including those with respect to Leases.

     Proportionate Share shall have the meaning given to such term in the Escrow Agreement.

     Registration Rights Agreement shall have the meaning given to it in Section 5.3(b).

     Representatives of a Party shall mean the officers, directors, employees, accountants, counsel, financial advisors, consultants and other representatives of such Party.

     SEC shall mean the Securities and Exchange Commission of the United States or any successor Authority.

     Securities Act shall mean the Securities Act of 1933, and the rules and regulations of the Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     Shares shall have the meaning given to it in Section 2.1(a).

     Special Meeting shall have the meaning given to it in Section 1.2(a).

     Stockholder Agreement shall mean that certain Stockholder Agreement of even date herewith between the Principal Stockholder and Acquiror, as the same may from time to time be supplemented, amended, modified or restated in the manner therein provided.

     Stockholders shall mean the Principal Stockholder and all other Persons entitled to Merger Consideration (or who would be entitled thereto but for their dissent from the Merger) pursuant to Sections 2.1(a).

     Stock Merger Consideration shall mean the Class A Stock Merger Consideration and/or the Class B Stock Merger Consideration, as the context requires.

     Subsidiary shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

     Surviving Corporation shall have the meaning given to it in Section 1.1.

     Tax (and "Taxable", which shall mean subject to Tax), shall mean, with respect to the Company or any of its Subsidiaries, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of the Company or any of its Subsidiaries with any other Person for the payment of any amounts of the type described in (a), and (c) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

     Tax Claim shall mean any Claim which relates to Taxes, including without limitation the representations and warranties set forth in Section 3.11.

     Tax Return or Returns shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

     Taxing Authority shall mean any Authority responsible for the imposition of any Tax.

     Termination Date shall mean December 1, 1997 or such other date as the Parties may, from time to time, mutually agree; provided, however, that in the event that any waiting periods or requests under the HSR Act have not expired or been satisfied by December 1, 1997, the Termination Date shall mean December 31, 1997.

     Total Consideration shall mean Ninety Million Dollars ($90,000,000).

     Transactions shall mean the other transactions contemplated by this Agreement or the

Merger or by any Collateral Document executed or required to be executed in connection herewith or therewith.

     Transmittal Documents shall have the meaning given to it in Section 2.2(b).

                    [Signatures appear on following page.]

     IN WITNESS WHEREOF, Acquiror, Acquiror Merger Subsidiary and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         IRON MOUNTAIN INCORPORATED

                                         By:  /s/ Richard Reese
                                            Name: Richard Reese
                                            Title: Chairman of the Board
                                                and Chief Executive Officer


                                         IM-3 ACQUISITION CORP.

                                         By:  /s/ Richard Reese
                                            Name: Richard Reese
                                            Title: President


                                         HIMSCORP, INC.

                                         By:  /s/ Kent P. Dauten
                                            Name: Kent P. Dauten
                                            Title:  President